UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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IMAX CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1

To our shareholders:	August 25, 2010
IMAX Corporation’s Board of Directors recently increased the size of the Board from seven to nine directors in order to further expand the Board’s expertise and knowledge as the Company continues to execute on its operating strategy going forward. The September 28, 2010 Special Meeting of Shareholders is being called to elect two directors to fill the vacancies created by this increase in the number of directors on the Board.
The nominees for election are I. Martin Pompadur and Eric A. Demirian. With proven track records growing and managing global companies and extensive experience in media, technology and finance, Messrs. Pompadur and Demirian bring valuable expertise and knowledge to IMAX.
Messrs. Demirian and Pompadur qualify as independent directors within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC and, if elected, will serve as Class II and III directors, respectively.
/s/  Richard L. Gelfond
Richard L. Gelfond
Chief Executive Officer

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
September 28, 2010
NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at Cleary Gottlieb Steen & Hamilton LLP, 450 Park Avenue, 28th Floor, Room 3, New York, New York, U.S.A. 10022 on Tuesday, September 28, 2010 at 11:00 a.m. (the “Special Meeting”), for the purposes of:
(1)	electing directors to fill vacancies which were created by the recent expansion of the Board of Directors; and
(2)	transacting such other business as may properly be brought before the Special Meeting or any adjournments thereof.
The foregoing items of business are more fully described in the proxy circular and proxy statement accompanying this Notice of Special Meeting of Shareholders.
Only shareholders of record as of the close of business on August 23, 2010 are entitled to notice of and to vote at the Special Meeting.
By Order of the Board of Directors,
/s/  G. MARY RUBY
G. MARY RUBY
Executive Vice President, Corporate Services
& Corporate Secretary
Mississauga, Ontario
August 25, 2010
YOUR VOTE IS IMPORTANT. Shareholders who are unable to attend the Special Meeting in person are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Stock and Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 11:00 a.m. (Eastern Time) on Friday, September 24, 2010. Shareholders may also vote by following the instructions for voting by telephone or over the internet in the accompanying proxy circular.

Proxy Circular
and
Proxy Statement
August 25, 2010
IMAX CORPORATION
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
tel: 905-403-6500 fax: 905-403-6540
www.IMAX.com

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
GENERAL INFORMATION
     This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of the Company of proxies to be used at the Special Meeting of Shareholders (the “Special Meeting”) of IMAX Corporation (the “Company”), which will be held at Cleary Gottlieb Steen & Hamilton LLP, 450 Park Avenue, 28th Floor, Room 3, New York, New York, U.S.A. 10022, on Tuesday, September 28, 2010 at 11:00 a.m., or at any continuation, postponement or adjournment thereof.
     The Notice of Special Meeting, this document and the form of proxy (the “Form of Proxy”) will be released on or about August 25, 2010 to holders of the Company’s common shares (the “Common Shares”).
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on September 28, 2010
     Pursuant to a new requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to our proxy materials by sending you this full set of proxy materials, including a form of proxy or voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Special Meeting. The proxy materials are also available on the internet at www.IMAX.com/Corporate/InvestorRelations/ShareholderMeeting.
     Regardless of the number of Common Shares you hold, your role as a shareholder is very important and the Board of Directors strongly encourages you to exercise your right to vote.
INFORMATION ON VOTING
Who can Vote
     The Board of Directors has fixed August 23, 2010 as the record date for the Special Meeting. Holders of Common Shares at the close of business on that date will be entitled to vote at the Special Meeting. Each Common Share entitles the holder to one vote on all matters presented at the Special Meeting. As of August 23, 2010, the Company had 63,744,680 Common Shares issued and outstanding. You are entitled to vote if you were a holder of record of Common Shares as of the close of business on August 23, 2010. You are entitled to one vote on each proposal for each Common Share you held on the record date. Your Common Shares may be voted at the Special Meeting only if you are present in person or your Common Shares are represented by a valid proxy.
Difference between a Shareholder of Record and a “Street Name” Holder
     If your Common Shares are registered directly in your name, you are considered the shareholder of record with respect to those Common Shares.
     If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name”. Street name holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their Common Shares using the methods described below in “Voting by Street Name Holders”.
VOTING BY SHAREHOLDERS OF RECORD
     The following instructions are for shareholders of record only. If you are a “street name” holder, please follow your broker’s instructions on how to vote your Common Shares. See description below in “Voting by Street Name Holders”.
Voting in Person
     Shareholders of record may vote by attending the Special Meeting and voting the Common Shares registered in their name on resolutions put before the Special Meeting. If you are a shareholder of record who will attend and vote in person at the Special Meeting, you do not need to complete or return the Form of Proxy. Please register your attendance with the scrutineer, Computershare Investor Services Inc. (“Computershare”), upon your arrival at the Special Meeting.
Voting by Proxy
     If you are a shareholder of record but do not plan to attend the Special Meeting in person, you may vote by proxy. There are three ways to vote by proxy:
     Mail — You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the preaddressed envelope provided to you, to Computershare, no later than 11:00 a.m. (Eastern Time) on Friday, September 24, 2010, or on the second last business day prior to any postponed or adjourned meeting.

     Telephone — You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Form of Proxy no later than 11:00 a.m. (Eastern Time) on Friday, September 24, 2010, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and access number provided on the Form of Proxy.
     Internet — You may vote over the internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and access number provided on the Form of Proxy. Detailed voting instructions will then be provided via the internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the internet at any time before 11:00 a.m. (Eastern Time) on Friday, September 24, 2010, or on the second last business day prior to any postponed or adjourned meeting.
     The internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the shareholder. Also, please be aware that the Company is not involved in the operation of the internet voting procedure and cannot take responsibility for any access or internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.
What is a Proxy?
     A proxy is a document that authorizes another person to attend the Special Meeting and cast votes on behalf of a shareholder of record at the Special Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.
How do you Appoint a Proxyholder?
     Your proxyholder is the person you appoint to cast your votes for you at the Special Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy or any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Special Meeting.
     Your proxy authorizes the proxyholder to vote and otherwise act for you at the Special Meeting, including any continuation of the meeting if it is adjourned.
How will a Proxyholder Vote?
     If you mark on the proxy how you want to vote on a particular issue (by checking FOR or WITHHOLD), your proxyholder must cast your votes as instructed. By checking “WITHHOLD” on the proxy, you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.
     The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Special Meeting, and with respect to any other matter which may properly come before the Special Meeting. As of the date of this Circular, the management of the Company is not aware of any such amendment, variation or other matter proposed or likely to come before the Special Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Special Meeting, your proxyholder can generally vote your Common Shares as he or she sees fit.
     When you submit your proxy, if you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Special Meeting FOR the election of the nominees named in this Circular as directors.
     For more information, please see “Election of Directors” beginning on page 5.
How do you Revoke your Proxy?
     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the Special Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing at: (i) the registered office of the Company, IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary, at any time up to and including 11:00 a.m., Eastern Time, on the second last business day prior to the date of the Special Meeting or any adjournment or postponement thereof; or (ii) with the chairman of the Special Meeting on the day of the Special Meeting or at any adjournment or postponement thereof; or (iii) in any other manner permitted by law, including attending the Special Meeting in person. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in person at the Special Meeting.
Confidentiality of Voting
     Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:

•	there is a proxy contest;
•	the proxy contains comments clearly intended for management; or
•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.
Quorum
     The Special Meeting requires a quorum, which for the purposes of the Special Meeting means:
•	at least two persons personally present, each being a shareholder entitled to vote at the Special Meeting or a duly appointed proxyholder for a shareholder, and
•	persons owning or representing by proxy not less than 33 1/3% of the total number of Common Shares entitled to vote at the Special Meeting.
     As of August 23, 2010, the Company had 63,744,680 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of the shareholders of the Company.
Solicitation of Proxies
     While management intends to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by directors, officers or employees of the Company. Directors, officers and employees will not receive any additional compensation for such activity. The Company will, upon request, pay brokers and certain other persons who hold the Company’s Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of the Company’s Common Shares. The cost of solicitation will be borne by the Company. While the Company has not chosen to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should the Company decide to do so, it will bear all costs of such solicitation.
VOTING BY STREET NAME HOLDERS
     Copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, shareholders who hold our Common Shares in “street name”. Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to “street name” holders. If you are a “street name” holder, you can vote your Common Shares through your intermediary by following the instructions your intermediary provides you with or at the Special Meeting. As a “street name” holder, while you are invited to attend the Special Meeting, you will not be entitled to vote at the Special Meeting unless you make the necessary arrangements with your intermediary to do so.
Voting in Person
     A “street name” holder who receives a Voting Instruction Form and who wishes to attend and vote at the Special Meeting in person (or have another person attend and vote on his or her behalf), should strike out the appointees named in the Voting Instruction Form and insert his or her name (or such other person’s name) in the blank space provided or follow the corresponding instructions provided by the intermediary.
Voting through an Intermediary
     Through an Intermediary — As a “street name” holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or internet). Occasionally, as a “street name” holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial shareholder but that is otherwise not completed. This form of proxy does not need to be signed by you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.
     Mail — You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it, in the preaddressed envelope provided to you no later than 11:00 a.m. (Eastern Time) on Friday, September 24, 2010, or on the second last business day prior to any postponed or adjourned meeting.
     Telephone — You may vote by telephone from within the United States or Canada by calling the toll free number shown on the Voting Instruction Form no later than 11:00 a.m. (Eastern Time) on Friday, September 24, 2010, or on the second last business day prior to any postponed or adjourned meeting. Please refer to the 12 digit control number provided on the Voting Instruction Form.
     Internet — If your intermediary is registered with Broadridge, whom we have retained to manage “street name” holder internet voting, you may vote over the internet by following the login and voting instructions on your Voting Instruction Form. Please refer to the 12 digit control number provided on the Voting Instruction Form.

Householding
     Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars. This means that only one copy of the Circular may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate voting instruction form. The Company will promptly deliver a separate copy to you if you request one by writing or calling as follows: IMAX Corporation, 110 East 59th Street, Suite 2100, New York, New York, U.S.A., 10022, Attention: Investor Relations at 212-821-0100. If you want to receive separate copies of the circular in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your intermediary.
Information for U.S. Street Name Holders
     If you are a “street name” holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your Common Shares as being present at the Special Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.
     There is an important change this year regarding broker non-votes and director elections. Unlike in prior years when U.S. intermediaries had discretionary voting authority on the election of directors, this year, U.S. intermediaries may not vote in the election of directors if they have not received instructions from the “street name” holder. Accordingly, it is particularly important that “street name” holders instruct their U.S. intermediaries how they wish to vote their Common Shares.
PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2011 SPECIAL MEETING
     If a shareholder wishes to propose any matter for a vote by the Company’s shareholders at the Company’s 2011 annual meeting of shareholders he or she must send his or her proposal to the Corporate Headquarters of the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Company may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by the Company’s Corporate Secretary at the address noted above by December 30, 2010.
SHAREHOLDER COMMUNICATION
     Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.
PRINCIPAL SHAREHOLDERS OF VOTING SHARES
     The Company is not aware of any persons who as of August 23, 2010, beneficially owned or exercised control or direction over more than 5% of the Company’s Common Shares except:

	Amount and Nature of	Percent of
	Beneficial Ownership of	Outstanding
Name and Address of Beneficial Owner of Common Shares	Common Shares	Common Shares

Douglas Group
Kevin and Michelle Douglas	8,626,447(1)	13.5%
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust 125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA, 94939

Tremblant Capital Group
767 Fifth Avenue	4,475,796(2)	7.0%
New York, NY, 10153

     The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 63,744,680 Common Shares outstanding as of August 23, 2010.
(1)	Based solely on information reported in an amended Schedule 13G filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, the Douglas Family Trust, the K&M Douglas Trust, and James Douglas & Jean Douglas Irrevocable Descendants’ Trust on February 17, 2009 with the SEC. As reported in such filing, Kevin Douglas has shared voting power with respect to 6,038,513 Common Shares. (Kevin Douglas and his wife, Michelle Douglas, hold 3,709,372 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,329,141 Common Shares.) Kevin Douglas has shared dispositive power with respect to 8,626,447 Common Shares. (Kevin Douglas has dispositive power with respect to 862,645 Common Shares held by James E. Douglas, III and 1,725,289 Common Shares held by the Douglas Family Trust.)

(2)	Based solely on information reported in an amended Schedule 13G filed by Tremblant Capital Group (“Tremblant”) on February 16, 2010 with the SEC. As reported in such filing, Tremblant has sole voting power with respect to 4,475,796 Common Shares and sole dispositive power with respect to 4,475,796 Common Shares. Tremblant does not hold shared voting/dispositive power with respect to any of its Common Shares.

MATTERS TO BE CONSIDERED AT THE 2010 SPECIAL MEETING
ELECTION OF DIRECTORS
     The Company’s articles provide that the Board of Directors may be comprised of a minimum of one and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. The Board of Directors recently increased the size of the Board from seven to nine directors in order to further expand the Board’s expertise and knowledge as the Company continues to execute on its operating strategy going forward.
     At the Special Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a majority of the votes cast at the Special Meeting be in favor of the resolution for the election of the nominees. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.
     The Board of Directors is divided into three classes, each of which serves for a three-year term. The Board of Directors is currently composed of Neil S. Braun, Kenneth G. Copland, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, Marc A. Utay, and Bradley J. Wechsler. The term of Class II directors expires in 2011. The term of Class I directors expires in 2012. The term of Class III directors expires in 2013.
     The nominees for election as directors have indicated to the Company that they will serve if elected. Each director elected will hold office until the earlier of the annual meeting of shareholders in 2011; until his successor is elected or appointed; or until the date of his resignation or termination.
     Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2011 meeting of shareholders should communicate with the Company’s Corporate Secretary at the Company’s corporate office (see description below in “Nomination Process”).
Nominees for Election
     The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.
     The individuals noted below are to be nominated for election to the Board of Directors of the Company.
     The following table lists certain information concerning the persons to be nominated for election to the Board of Directors of the Company in Classes II and III and the directors whose terms continue after the Special Meeting.

Current Position
Nominee for Election as Class II Director for a Term Expiring in 2011	with the Company

Eric A. Demirian, 52, Toronto, Ontario, Canada	n/a
Eric A. Demirian is President of Parklea Capital, Inc. Prior to Mr. Demirian’s position at Parklea Capital, he held the position of Executive Vice President of Group Telecom from 2000 to 2003. Mr. Demirian’s previous positions include, partner and head of Information and Communication Practice at PricewaterhouseCoopers (1983-2000) and internal auditor at the Ontario Lottery and Gaming Corporation (1980-1983). Mr. Demirian serves on the boards and is the chair of the audit committee of Enghouse Systems Ltd. and Menu Foods Income Fund. Mr. Demirian is a director of Leisure Canada Inc. Mr. Demirian is a former director and chair of the audit committee of Keystone North America Inc. (2007—2010) and former director and chair of the audit committee of Granby Industries Income Fund (2006—2007). Mr. Demirian is a Canadian citizen. He is a Chartered Accountant and a Certified General Accountant. Mr. Demirian’s accounting experience combined with his substantial business and transaction experience make him well suited to assist the Board in its assessment of financial and accounting matters. Mr. Demirian will qualify as an independent director within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC. Mr. Demirian previously served as Executive Vice President of Group Telecom Inc. (“GT Inc.”) and its operating subsidiary GT Group Telecom Services Inc. (“GT Services”) from January, 2000 to February, 2003 and a Director of GT Inc. from June, 2002 to August, 2002. GT Inc. was a publicly traded telecommunications corporation listed on the TSX and NASDAQ. In June 2002, GT Inc. and GT Services made an application under the Corporation Creditors Arrangement Act (Canada) and under Chapter 11 in the United States. In February 2003, GT Services and all of the operations of the Corporation were sold to a competitor and GT Inc. underwent bankruptcy proceedings.

Current Position
Nominee for Election as Class III Director for a Term Expiring in 2011	with the Company

I. Martin Pompadur, 75, New York, New York, U.S.A	n/a
Martin Pompadur is the Chairman of Metan Development Group. In June 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. He was appointed Chairman of News Corp Europe in January 2000, a position he held until 2008. Mr. Pompadur was Chairman and Chief Executive Officer of RP Companies from 1982 to 2007 and has held executive positions at several other media companies including American Broadcasting Companies, Inc. Mr. Pompadur is the principal owner of Caribbean International News Corporation and Montana Coffee. Mr. Pompadur serves on the board of Nexstar Broadcasting Group Inc. and is Senior Advisor to Oliver Wyman and Global Vice Chairman Media and Entertainment, Macquarie Capital Advisors. Mr. Pompadur brings to the Board his broad international perspective gained from many years of experience as a senior executive and board member of large media companies. Mr. Pompadur’s deep knowledge of business development and media strategy will be a valuable addition to the Board. Mr. Pompadur will qualify as independent directors within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC.

Expiry of Term
Directors who Continue in Office after the Special Meeting	of Office

Neil S. Braun, 57, New York, New York, U.S.A.	2012
Neil S. Braun has been a director of the Company since June 2003 and is the Dean of Pace University, Lubin School of Business. Mr. Braun held the position of Chief Executive Officer of The Carbon Neutral Company from 2008 to June 2010 and Chairman & Chief Executive Officer of The GreenLife Organization from 2007 to 2008. Mr. Braun held the position of President, Distribution & Marketing of Starz Media since it acquired IDT Entertainment in August 2006, President, Feature Films and Television of IDT Entertainment from 2005 to 2007 and the President of Vanguard Animation, LLC from 2001 to 2005. He was the President of Vast Video Inc. prior to this and was President of iCast Corporation a wholly-owned subsidiary of CMGI, Inc. during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Mr. Braun also sits on the Share our Strength and Westhampton Beach Performing Arts Center boards of directors and is a member of the University of Pennsylvania School of Arts and Sciences Board of Overseers, all non-profit organizations. Mr. Braun has received his Certificate of Director Education through the National Association of Corporate Directors and is a member of KPMG Audit Committee Institute. Mr. Braun is a member of the Company’s Audit, Compensation and Nominating Committees. Mr. Braun’s experience as a senior executive of a number of entertainment technology and other companies allows him to provide valuable insight into issues and opportunities facing the Company and has given him financial expertise which is valuable to the Audit Committee.

Kenneth G. Copland, 72, Toronto, Ontario, Canada	2012
Kenneth G. Copland has been a director of the Company since June 1999 and is the Chairman of KGC Ltd. Mr. Copland was the Vice-Chairman of BMO Nesbitt Burns Inc. from 1994 to May 2001. Mr. Copland is a director of Allbanc Split Corp. II. Mr. Copland serves as the Chairman of the Audit Committee of the Company and is a member of the Company’s Compensation and Nominating Committees. Mr. Copland is a Canadian citizen. Mr. Copland’s tenure as Vice-Chairman of a major bank and his other prominent positions in the investment banking industry for more than 40 years have given Mr. Copland a knowledge and understanding with respect to generally accepted accounting principles and auditing standards and how they should be applied to budgeting and financial reporting systems. With his strong financial background, Mr. Copland serves as the Chair of the Audit Committee and meets the SEC definition of an Audit Committee financial expert.

Richard L. Gelfond, 54, New York, New York, U.S.A.	2013
Effective April 1, 2009, Mr. Gelfond assumed the role of sole Chief Executive Officer of the Company. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, which is the management company of Brookhaven National Laboratories. Mr. Gelfond is a member of the Board of Directors of the Atlantic Counsel. He is also Vice Chairman of the New York Historical Society and a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003. Mr. Gelfond’s long service as Chief Executive Officer of the Company (formerly Co-Chief Executive Officer), as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company and his relationships with studios, exhibitors and senior management with the Company, are valuable assets to the Board. Due to Mr. Gelfond’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and optimal methods to drive change and growth.

Garth M. Girvan, 61, Toronto, Ontario, Canada	2012
Garth M. Girvan has been a director of the Company since March 1994 and is a partner of McCarthy Tétrault LLP. Mr. Girvan is a director of Entertainment One Ltd. Mr. Girvan serves as the Chairman of the Compensation Committee of the Company and is a member of the Company’s Corporate Governance and Option Committees. Mr. Girvan is a Canadian citizen. Mr. Girvan brings to the Board his extensive background as legal counsel to public and private companies, including having provided recognized leadership in complex public and private equity and debt financings, which makes him well-suited to assist the Board in addressing the legal, financial and governance issues which it faces.

Expiry of Term
Directors who Continue in Office after the Special Meeting	of Office

David W. Leebron, 55, Houston, Texas, U.S.A.	2011
David W. Leebron has been a director of the Company since September 2003 and has been the President of Rice University since July 1, 2004. Prior to July 1, 2004, Mr. Leebron held the position of Dean and Lucy G. Moses Professor of Law at Columbia University School of Law since 1996 and Professor of Law since 1989. Mr. Leebron is on the Council on Foreign Relations, and on the board of the Greater Houston Partnership and KIPP Foundation. Mr. Leebron serves as Chairman of the Corporate Governance and Nominating Committees of the Company and is a member of the Company’s Audit and Compensation Committees. Mr. Leebron brings his broad legal experience, leadership and management skills as President of Rice University and former Dean of Columbia Law School to the Board which makes him well suited to assess legal risks and other challenges faced by the Company, as well as to apply his experience to governance issues facing the Board.

Marc A. Utay, 50, New York, New York, U.S.A.	2011
Marc A. Utay has been a director of the Company since May 1996 and has been the Managing Partner of Clarion Capital Partners, a private equity investment firm, since November 1999. Prior to joining Clarion, Mr. Utay was a Managing Director of Wasserstein Perella & Co. Inc. and a member of Wasserstein Perella’s Policy Committee. Mr. Utay was co-head of Wasserstein Perella’s Leveraged Finance, Retailing and Media, Telecommunication and Entertainment groups. Until December 2002, Mr. Utay was also a Senior Advisor to Dresdner Kleinwort Wasserstein. Mr. Utay is a director of P&F Industries, Inc. Mr. Utay serves as Chairman of the Option Committee of the Company and is a member of the Company’s Corporate Governance and Compensation Committees. Mr. Utay is a seasoned entrepreneur who has more than 25 years of experience in investment banking and in direct investment in public and private companies and funds. He also brings particular expertise to the Board in the areas of financial planning, the capital markets and operating experience that strengthens the Board’s skill in those areas.

Bradley J. Wechsler, 58, New York, New York, U.S.A	2013
Effective April 1, 2009, Bradley J. Wechsler assumed the role of sole Chairman of the Company’s Board of Directors. Mr. Wechsler served as Co-Chief Executive Officer of the Company with Mr. Gelfond from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company and served as Co-Chairman with Mr. Gelfond from June 1999 to March 31, 2009. Mr. Wechsler serves on the boards of the American Museum of the Moving Image, Math for America, the Ethical Culture Fieldston Schools and Apollo Investment Corporation. Mr. Wechsler also serves on the board of the NYU Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler is a Member of the Motion Picture Academy of Arts & Science. Mr. Wechsler’s long service as Co-Chief Executive Officer of the Company, as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company, are valuable assets to the Board. Due to Mr. Wechsler’s long-time leadership role in the Company and in the marketplace, he brings to the Board a practical understanding of the organization, its processes, strategy, risk management and the optimal methods to drive change and growth. In addition, Mr. Wechsler brings particular expertise in board leadership and governance given his long service as Co-Chairman of the Board.

EXECUTIVE OFFICERS
     The following table sets forth certain information regarding the executive officers of the Company as of August 25, 2010.

Name	Age	Position

Richard L. Gelfond	55	Chief Executive Officer and Director

Joseph Sparacio	50	Executive Vice President & Chief Financial Officer

Gary Moss	51	Chief Operating Officer

Greg Foster	48	Chairman & President, Filmed Entertainment

Robert D. Lister	41	Senior Executive Vice President & General Counsel

Brian Bonnick	53	Executive Vice President, Technology

David B. Keighley	62	Executive Vice President & President, David Keighley Productions 70MM Inc.

Larry O’Reilly	48	Executive Vice President, Theatre Development

G. Mary Ruby	52	Executive Vice President, Corporate Services & Corporate Secretary

Mark Welton	47	Executive Vice President, Corporate and Digital Development & Theatre Operations

Edward MacNeil	45	Senior Vice President, Finance

Jeffrey Vance	39	Vice President, Finance & Controller

     Richard L. Gelfond assumed the role of sole Chief Executive Officer of the Company effective April 1, 2009, and remains a member of the Company’s Board of Directors. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 31, 2009 and Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 31, 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, which is the management company of Brookhaven National Laboratories. Mr. Gelfond is a member of the Board of Directors of the Atlantic Counsel. He is also Vice Chairman of the New York Historical Society and a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

     Joseph Sparacio joined the Company in May 2007 as Executive Vice President and was appointed Chief Financial Officer (“CFO”) in August 2007. Prior to joining the Company, Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand L.L.C. from June 2002 until his employment with the Company. From 1998 to 2002, Mr. Sparacio served as Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.
     Gary Moss joined the Company in July 2009 as Chief Operating Officer. Prior to joining the Company, Mr. Moss was an independent consultant from 2008 until his employment with the Company and served as Chief Operating Officer and Chief Financial Officer of Concert Productions International (CPI), a major promoter of rock concerts and tours in North America, and an operating subsidiary of Live Nation Inc. from 2004 to 2008. Mr. Moss worked with EMI Group Canada Inc., as Vice President, Finance from 1995 to 2004, and with Sega of Canada, Inc. as Vice President of Finance from 1993 to 1995. Mr. Moss is a Chartered Accountant and received his Bachelors of Commerce from University of KwaZulu-Natal, South Africa.
     Greg Foster joined the Company in March 2001 as President, Filmed Entertainment and was appointed Chairman & President, Filmed Entertainment in September 2004. Prior to joining the Company, Mr. Foster was Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions including Senior Vice-President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President.
     Robert D. Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs & General Counsel, and was appointed Senior Executive Vice President & General Counsel in December 2007. Previous to that, Mr. Lister held the position of Executive Vice President, Business & Legal Affairs, Corporate Communications & General Counsel since January 2006 and was Executive Vice President, Legal and Business Affairs & General Counsel, a position he held from May 2001 to January 2006. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. Prior to that, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from 1996 to 1998. Mr. Lister is a member of the Board of Directors of 3D Net, a joint venture of Sony, Discovery Communications, and the Company. Mr. Lister is a member of the New York State Bar Association.
     Brian Bonnick joined the Company in January 1999 as Vice President, Research & Technology and was appointed Executive Vice President, Technology in June 2006. Previous to that, Mr. Bonnick held the position of Senior Vice President, Technology, a position he held since August 2001. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations for Electrohome Corporation. Prior to that Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.
     David B. Keighley joined the Company in February 1988 and was appointed Executive Vice President of the Company in July 2007. Previous to that, Mr. Keighley held the position of Senior Vice President, a position he held since July 1997. Mr. Keighley is President of David Keighley Productions 70MM Inc., a subsidiary of the Company. Mr. Keighley is responsible for motion picture and digital post-production and image quality assurance.
     Larry O’Reilly joined the Company in March 1994 as the Sales Manager, Film Distribution and was appointed Executive Vice President, Theatre Development in September 2004. Mr. O’Reilly has held various positions within the Company including Manager, Business Development, Film; Director, Strategic Partnerships; Director, Commercial Marketing: The Americas; Vice President, Sales, The Americas; and Senior Vice President, Theatre Development & Film Distribution.
     G. Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed Executive Vice President, Corporate Services (Legal, Human Resources and Administration) & Corporate Secretary in January 2008. Previous to that Ms. Ruby held the position of Senior Vice President, Human Resources and Administration since May 2007 and Senior Vice President, Legal Affairs & Corporate Secretary since July 2001. Ms. Ruby held the position of General Counsel of the Company from February 1989 to February 1997. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle Blower Program. Ms. Ruby is a member of the Ontario Bar Association. Ms. Ruby is a Governor and past Chairperson of the Governance Committee of Branksome Hall.
     Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed Executive Vice President, Corporate and Digital Development & Theatre Operations in April 2007. From September 2001 to October 2003, Mr. Welton held the position of Senior Vice President, Business Affairs, and from October 2003 to June 2006, Mr. Welton held the position of Senior Vice President, Theatre Operations and from June 2006 to April 2007 held the position of Executive Vice President, Theatre Operations & General Manager, Digital. Prior to joining the Company Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company.

     Edward MacNeil joined the Company in April 1994 as Director, Taxation & Treasury and was appointed Senior Vice President, Finance in August 2007. Mr. MacNeil served as interim Chief Financial Officer from August 2006 to August 2007. From October 1999 to August 2001, Mr. MacNeil held the position of Director and Senior Vice President of Digital Projection Limited, a former subsidiary of the Company. From September 2001 to September 2006, Mr. MacNeil held the position of Vice President Finance, Tax and Special Projects. Prior to joining the Company, Mr. MacNeil was a Taxation Manager at PricewaterhouseCoopers. Mr. MacNeil is a member of the Canadian Institute of Chartered Accountants.
     Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Vice President, Finance and Controller in February 2008. Mr. Vance served as Co-Controller from November 2006 and previous to that, Mr. Vance held the position of Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004. Mr. Vance is a member of the Canadian Institute of Chartered Accountants.
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of the Company’s Common Shares as of August 23, 2010 or as otherwise indicated in the notes below, including (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all directors and the named executive officers, individually; and (iii) all directors and officers as a group. The Company’s named executive officers are the individuals who served during 2009 as Chief Executive Officers, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officers and the Chief Financial Officer, who were serving as executive officers as of December 31, 2009 (collectively, the “Named Executive Officers”).

	Common Shares			Percent of
	Beneficially Owned,	Stock Options		Outstanding
Name of Beneficial Owner	Controlled or	Exercisable		Common
of Common Shares	Directed (1)	within 60 days	Total	Shares (2)

Richard L. Gelfond	525,500	1,280,000	1,805,500	2.8%

Bradley J. Wechsler	632,800	1,050,000	1,682,800	2.6%

Neil S. Braun	Nil	16,000	16,000	*

Kenneth G. Copland	25,804	73,138	98,942	*

Eric A. Demirian	Nil	Nil	Nil	*

Garth M. Girvan	57,702	53,519	111,221	*

David W. Leebron	7,300	67,690	74,990	*

I. Martin Pompadur	Nil	Nil	Nil

Marc A. Utay	1,098,131	57,815	1,155,946	1.8%

Joseph Sparacio	Nil	26,250	26,250

Robert D. Lister	9,000	Nil	9,000	*

Greg Foster	26,000	185,898	211,898	*

Larry O’Reilly	5,000	8,500	13,500	*

All directors and executive officers as a group (18 persons)	2,401,439	2,865,010	5,266,449	7.9%

*	Less than 1%

(1)	Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to the Company.

(2)	The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 63,744,680 Common Shares outstanding as of August 23, 2010, adjusted for Common Shares issuable through the exercise of vested stock options held by such person, plus stock options held by such person that vest within 60 days of that date.

(3)	Mr. Gelfond has sole voting and dispositive power with respect to 435,400 Common Shares and shared voting and dispositive power with respect to 100,100 Common Shares. As of August 23, 2010, Mr. Gelfond also had outstanding 530,000 SARs, which entitle Mr. Gelfond to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options or restricted shares in certain circumstances and subject to certain restrictions.

(4)	Mr. Wechsler has sole voting and dispositive power with respect to 158,300 Common Shares and shared voting and dispositive power with respect to 474,500 Common Shares. As of August 23, 2010, Mr. Wechsler also had outstanding 450,000 SARs, which entitle Mr. Wechsler to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options or restricted shares in certain circumstances and subject to certain restrictions.

(5)	Mr. Copland has sole voting and dispositive power with respect to 25,804 Common Shares.

(6)	Mr. Girvan has sole voting and dispositive power with respect to 57,702 Common Shares.

(7)	Mr. Leebron has sole voting and dispositive power with respect to 6,000 Common Shares and shared voting and dispositive power with respect to 1,300 Common Shares.

(8)	Mr. Utay has sole voting and dispositive power with respect to 1,098,131 Common Shares.

(9)	Mr. Lister has shared voting and dispositive power with respect to 9,000 Common Shares. As of August 23, 2010, Mr. Lister also had outstanding 120,000 SARs, which entitle Mr. Lister to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options in certain circumstances and subject to certain restrictions.

(10)	Mr. Foster has shared voting and dispositive power with respect to 26,000 Common Shares. As of August 23, 2010, Mr. Foster also had outstanding 300,000 SARs, which entitle Mr. Foster to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the grant date to the date of exercise of the SARs. The SARs may be replaced by the Company, at its option, with stock options in certain circumstances and subject to certain restrictions.

(11)	Mr. O’Reilly has sole voting and dispositive power with respect to 5,000 Common Shares.
EQUITY COMPENSATION PLANS
The following table sets forth information regarding the Company’s Equity Compensation Plan as of December 31, 2009.

Number of
Securities Remaining
Available for Future
	Number of Securities to be		Issuance Under Equity
	Issued Upon Exercise of	Weighted Average Exercise	Compensation Plans
	Outstanding Stock Options,	Price of Outstanding	(Excluding Securities
	Warrants and Rights	Stock Options	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,173,795	$6.52	6,392,600

Equity compensation plans not approved by security holders	Nil	Nil	Nil

Total	6,173,795	$6.52	6,392,600

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Reporting Persons are also required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of Forms 3, 4 and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2009, the Company believes that all such reports were timely filed.
MANAGEMENT CEASE TRADE ORDER
     On April 3, 2007, certain directors, senior officers and certain former employees were prohibited from trading in the securities of the Company pursuant to management cease trade orders issued by the Ontario Securities Commission (the “OSC”) and certain other provincial securities regulators in connection with the delay in filing certain of the Company’s financial statements. All management cease trade orders were fully revoked on November 22, 2007.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     This Compensation Discussion and Analysis describes the material elements of the Company’s executive compensation program and the rationale for the program elements and decisions for the year ended December 31, 2009.
Compensation Philosophy and Objectives
     The following principles have guided the Company in developing its compensation programs and in determining total compensation levels for the Company’s Named Executive Officers:
•	the Company must be prepared to compete with larger organizations with greater resources for executive talent;
•	the Company’s compensation practices should take into account the dynamic nature of the Company’s business over the last several years; and
•	the Company’s compensation programs should encourage the Company’s Named Executive Officers to increase long-term shareholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and its shareholders.
     The Company’s compensation philosophy is to attract and retain key employees, to motivate them to achieve and to reward them for superior performance. The objectives of the Company’s compensation program are to:
•	provide competitive compensation programs that consist of cash and equity-based components that appropriately encourage and reward performance and that create enduring long-term shareholder value;
•	reward the Company’s Named Executive Officers for their individual contributions to the success of Company;
•	link executive compensation to the Company’s long-term strategic objectives; and
•	align executive officers’ interests with shareholder interests through an equity award framework that creates a sense of ownership and shared risk among executives.

     Based on the foregoing principles and philosophy, the Company has structured its annual and long-term incentive based cash and non-cash compensation programs to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.
Summary of 2009 Performance and Results
     Despite the recent economic downturn, the Company experienced significantly improved financial performance during the year as compared with prior years. With respect to 2009 compensation, the Company has balanced continued challenging macro-economic conditions with its expectations of further improvement in overall performance. Moreover, the rapid growth of the Company’s theatre network since 2008, along with the increased number of films distributed to the Company’s theatre network, the Company’s intent to explore brand extension opportunities and the Company’s continued expansion internationally have increased the size and complexity of its business and, therefore, the roles and responsibilities of many of the Company’s Named Executive Officers.
     As a result of the Company’s improved financial performance in 2009, its having exceeded its budget targets for the year, its successful implementation of numerous cost reduction initiatives and the increase in the Company’s Common Share price from $4.46 on December 31, 2008 to $13.31 on December 31, 2009, the compensation earned by the Named Executive Officers for 2009 was generally above the target compensation opportunities established for Named Executive Officers. This result is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.
Executive Compensation Process
     Scope and Authority of the Compensation Committee
     The Compensation Committee makes all compensation and employment decisions for the Company’s Chief Executive Officer (the “CEO”). The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all of whom fulfill the independence requirements of Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Section 1.4 of Canadian National Instrument 52-110. These rules provide that an independent director is a person other than an officer or employee of the Company or any other individual having a relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director and sets forth specific categories of relationships that disqualify a director from being independent (any such director, an “Independent Director”).
     The Compensation Committee operates under a written mandate, the Compensation Committee Charter, which was adopted by the Company’s Board of Directors.
     The Compensation Committee’s responsibilities include (but are not limited to) the following:
•	preparing and approving the compensation package of the CEO;
•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and evaluating the performance of the CEO against these goals and objectives;
•	reviewing all new employment, consulting, retirement and severance arrangements for the CEO; and
•	reviewing this Compensation Disclosure & Analysis and recommending to the Board of Directors its inclusion in this Circular.
     Role of the Compensation Committee in Determining CEO Compensation
     The Compensation Committee prepares and approves the compensation package of the CEO, including rendering decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation. In evaluating the CEO, the Compensation Committee will consider:
•	the CEO’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if the CEO were to depart from employment with the Company;
•	the level of total compensation for the Company’s other senior executives; and
•	as described below, pay information from other companies and published surveys and other public salary disclosures as a general market reference.
     In December 2008, the Compensation Committee recommended an amendment to Mr. Gelfond’s employment agreement which recognized that he would assume the role of sole CEO, effective April 2009. The amendment provided for an increase in Mr. Gelfond’s salary effective January 1, 2010, as well as a grant of stock options which would vest in five equal amounts commencing on April 1, 2009. This increase in Mr. Gelfond’s salary and the grant of stock options reflect the increased responsibility attendant with being sole CEO. Also in December 2008, the Compensation Committee recommended that Company enter into a Services Agreement with Mr. Wechsler in connection with the termination of his employment with the Company as Co-Chief Executive Officer and his appointment as sole Chairman of the Board.
     Role of the CEO in Executive Compensation Decisions
     The Board of Directors has determined that to best align executive compensation with shareholders’ interests and the Company’s business strategy, the CEO should make decisions regarding the equity and non-equity compensation of other Named Executive

Officers given his familiarity with the Company’s day-to-day operations and his insight into what rewards and incentives are effective. Accordingly, each year, the CEO reviews the performance of each member of the executive team, including the Named Executive Officers, in consultation with other supervising executives including the Chief Operating Officer, and reaches certain conclusions and recommendations based on these reviews, including decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation, which are then implemented by the Company. In evaluating a Named Executive Officer, the CEO will consider the following:
•	an individual’s skill set, experience, historical performance and expected future contribution to the Company, and the impact on the Company if such individual would depart from employment with the Company;
•	the level of total compensation for the Company’s other senior executives; and
•	as described below, pay information from other companies and in some cases, published surveys and other public salary disclosures as a general market reference.
     In the event that the CEO’s compensation decision with respect to another executive officer involves a decision to grant stock options, any such grant must be approved by the Option Committee.
     Use of Compensation Survey Data
     In making compensation decisions, the Company may from time to time consider and compare the form and level of compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by these companies. In addition, the Company may periodically compare elements of total compensation against survey data provided by outside compensation consultants, proxy data and industry-specific published survey sources, which include data from the comparator companies as described below. Given the Company’s diversified and highly unique businesses, the history of innovations behind its product offerings, and the global nature of its employee base and operations, the Company lacks any pure peer companies against which it is able to benchmark. As a result, the Company believes that external survey data cannot take the place of sound business judgment based on specific knowledge of the Company and its executive leaders.
     The Company competes with many larger companies for top executive-level talent. In addition, the Company believes its executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. As such, the Company generally sets total cash compensation for executives at the 75th percentile of the total cash compensation paid to similarly situated executives of the companies comprising the peer group. Variations from this target may occur depending on the position being compared, the experience level of the relevant individual and various market factors.
     Mercer Human Resources Consulting (“Mercer”) was retained by management to assess the 2009 compensation levels of the Named Executive Officers relative to a comparator group of companies. The Company also uses the Mercer Benchmark Database (Executive Module) as well as proxy data to review the actual compensation level of the Named Executive Officers.
     Comparator Group
     As the Company is a Canadian organization with primarily U.S. executives, two comparator groups were developed to reflect the Canadian and the U.S. markets for competitive pay. These groups are comprised of a mix of media and technology companies in order to reflect the Company’s need to develop innovative technologies. To ensure a comparison against organizations of a similar size, these groups include only organizations with revenues of $1 billion or less. The Company reviews the data from both competitive markets and generally targets the 75th percentile with regards to total cash compensation. However, as some executive positions require unique qualifications, particularly those involving expertise in the media, film and capital markets industries, the Company must retain discretion when determining competitive compensation.
     The comparator companies identified by Mercer and used to review 2009 compensation are:

U.S. Comparators
 Dreamworks Animation SKG, Inc.
Dolby Laboratories Inc.
ANSYS, Inc
Carmike Cinemas, Inc.
CKx Inc.
TiVo Inc.
Entravision Communications Corporation
Reading International Inc.
OpenTV Corp.
Rentrak Corporation
4Kids Entertainment, Inc.
DTS, Inc.
Canadian Comparators
 Open Text Corporation
Astral Media Inc.
Cineplex Galaxy Income Fund
Corus Entertainment Inc
TVA Group Inc.
Evertz Technologies Ltd.
COM DEV International Ltd.
Miranda Technologies Inc.
March Networks Corporation
DHX Media Ltd.
     Mercer concluded that the Company generally sets total cash compensation for executives at the 75th percentile for the total cash compensation paid to similarly situated executives comprising the comparator groups.

     Employment and Change in Control Agreements
     Currently, the Company has written employment agreements with each of its Named Executive Officers, other than Larry O’Reilly, which are described in detail below in “Employment Agreements and Potential Payments upon Termination or Change of Control”. The Company believes that these agreements are critical to enable it to attract and retain talent, while still allowing the Compensation Committee and/or the CEO sufficient discretion to determine overall compensation in a given year. The employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the employment agreements are established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect a the promotion or other change in job responsibility or to provide for additional equity awards and other items.
     The employment agreements require that the Company make certain payments to the relevant Named Executive Officers in event of a termination of employment for various reasons, including upon a change of control. The provisions setting forth certain payments upon a change of control are designed to promote stability and continuity of senior management in the event of a change of control transaction. The Company’s severance and change of control benefits were determined on the basis of market practices in order to both provide this stability, as well as to provide a competitive overall compensation package to the Named Executive Officers.
Executive Compensation Components
     For the fiscal year ended December 31, 2009, the principal components of compensation for Named Executive Officers were:
•	base salary;
•	cash bonus awards;
•	long-term incentive compensation in the form of stock options;
•	retirement and pension plans; and
•	other personal benefits and perquisites.
     Annual Base Salary
     The Company provides employees, including the Named Executive Officers, with a competitive fixed annual base salary to compensate them for services rendered during the fiscal year and to provide a base level of monthly income that is not subject to performance-related risk or discretion. The base salary for each of our Named Executive Officers is specified in his employment agreement or arrangement. In reviewing base salaries for the Named Executive Officers, the Company primarily considers (i) the executive’s position and responsibilities; (ii) market data for executives with similar responsibilities provided by the Company’s outside consultant; (iii) the executive’s individual performance; and (iv) other cash and non-cash components of the executive’s total compensation. With certain exceptions, base salary ranges are generally intended to be designed so that salary opportunities for a given position will generally be within 80% and 120% of the midpoint of base salaries for comparable positions at the Comparator Group. Base salary levels for Named Executive Officers are typically considered upon renewal of the Named Executive Officers’ employment agreement or upon an amendment of the Named Executive Officer’s employment agreement in connection with a promotion or other change in job responsibility. With respect to Larry O’Reilly, base salary is reviewed annually as part of the Company’s performance review process.
     Performance-Based Incentive Compensation
     The Company has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Company annually determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Factors the Company considers in determining the appropriate mix of incentive compensation for the Company’s employees, including the Named Executive Officers, include the ability to further corporate business objectives, particularly key strategic and operational initiatives, management and budgetary responsibility and level of seniority.
     Bonus Awards
     Awards under the management bonus plan (the “Management Bonus Plan”) support the Company’s business objective of delivering positive annual strategic and operating results. As executives move to greater levels of responsibility, the percentage of their compensation that is at risk and that is based on performance increases.
     In 2009, the Named Executive Officers, other than Mr. Gelfond received cash bonuses under the Company’s Management Bonus Plan. Awards under the Management Bonus Plan are made based on achievement of corporate objectives and a qualitative evaluation of individual performance, and are discretionary, other than certain bonus guarantees as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.
     Bonuses are awarded under the Management Bonus Plan based on the performance, in a given year, of the Company and of the participating employee. Generally, half of a participating Named Executive Officer’s bonus will be based upon the Company’s performance, while the remaining half is based upon the personal performance of the Named Executive Officer. The Company’s assessment of its overall performance at year-end considers the achievement of corporate financial, strategic and operational objectives including, but not limited to, income and revenue earned by the Company, theatre signings and installations particularly under joint revenue sharing arrangements, film performance, and technology development. The assessment of a Named Executive Officer’s personal performance takes into account the achievement of certain personal objectives which are determined on an annual basis by such Named Executive Officer in consultation with the CEO. Examples of personal objectives include business targets, operating, strategic, budgetary and/or managerial goals.
     The Company employs broad parameters rather than fixed formulas to assess both Company and individual performances and to determine bonuses for the Named Executive Officers. While the Company does set specific corporate and personal objectives at the beginning of a given year, these objectives are not set quantitative targets but rather guidelines to be used in determining bonuses at year-end. The Company is neither limited to considering pre-determined objectives in assessing performance, nor is the failure or success of any such objectives dispositive with respect to the final assessment of either Company or personal performance. Also, while employment agreements and employment arrangements set forth target median and, in some cases, maximum bonuses, these targets are discretionary guidelines. The Company retains the discretion (unless otherwise contractually obligated) to grant no bonus, to grant bonuses below the median target or to grant bonuses that exceed the maximum target, in each case, as circumstances warrant. The Company believes that, at this time, a flexible annual bonus process is more appropriate and yields better results than setting fixed quantitative targets in advance since a flexible process allows the Company to consider (i) goals set by the Board of Directors and communicated to senior management at any point during the year, and (ii) the effects of unanticipated events and circumstances on the Company’s business or on a particular executive’s performance.
     In assessing Company performance for 2009, the Company recognized the strong progress achieved towards the accomplishment of a number of the Company’s major strategic and operating initiatives in 2009, including:
•	the Company’s highly successful recapitalization, including the reduction of total debt from $180 million as of December 31, 2008 to $50 million as of December 31, 2009;
•	the Company’s return to profitability;
•	the Company’s exceeding its budget targets;
•	the significant expansion of the IMAX® theatre network worldwide and, particularly, the increase in the number of theatres operating under joint revenue sharing arrangements;
•	the Company’s continued success in installing its digital projection systems; and
•	the securing of an increasing number of prominent films from major Hollywood studios for release to the IMAX network.
     In assessing individual performance for 2009, the Company recognized Mr. Sparacio’s efforts in connection with the increasing stability of the Company’s financial controls and in the Company’s recapitalization, Mr. Lister’s handling of the Company’s equity offerings and other legal and regulatory matters, and Mr. Foster’s role in expanding the Company’s relationship with Hollywood film distributors. As a result of this assessment, each of Messrs. Sparacio, Lister and Foster received bonuses greater than or equal to their maximum bonus targets.
     The Compensation Committee is responsible for determining Mr. Gelfond’s annual bonus based on its qualitative assessment of Company performance. In awarding Mr. Gelfond’s 2009 bonus, the Compensation Committee recognized the Company’s strong performance in 2009, in general, and, in particular, the Company’s successful recapitalization, its return to profitability and its exceeding of budget targets, the significant expansion of the worldwide IMAX theatre network and the Company’s continued success in rolling out its digital projection systems and in the securing of high-profile Hollywood films for release to IMAX theatres. As result of this assessment, Mr. Gelfond received a bonus that equaled his maximum bonus target.
     Sales Commission Plans
     Where an employee’s position primarily involves responsibility for the Company’s theatre sales, lease and joint revenue sharing arrangement activities, the Company believes that it is appropriate to tie a portion of his or her annual cash compensation to such revenue-generating efforts.
     The Company maintains various sales commission plans (the “Commission Plans”) in which its employees involved in theatre sales activities participate. These plans are designed to reward employees where, through their efforts, the Company secures obligations under contracts with third parties to build or retrofit, open and operate IMAX theatres. Typically, commissions payable under the Commission Plans are based either on a percentage of the contract value or on a fixed amount for each theatre opened. The commission is calculated based on several factors including the size and nature of the contractual relationship entered into by the Company with the third party. Each theatre transaction is examined at the time a binding agreement is entered into to determine which of the specific Commission Plans would apply. Subsequent to the signing of a binding agreement, the commissions payable under the completed transaction are calculated based on the applicable Commission Plans. The calculation is reviewed and approved by appropriate Company personnel.
     Mr. O’Reilly, who leads the Company’s sales, theatre marketing and development activities, is the only Named Executive Officer who participates in the Commission Plans.

     Long-Term Incentive Compensation
     The Company’s long-term incentive compensation for certain employees, including the Named Executive Officers, is provided through grants of stock options, and in certain circumstances in prior years, through grants of stock appreciation rights (“SARs”). The Company believes that long-term incentive awards are important in creating alignment between senior management and shareholders and in preserving the continuity of executive leadership during important and strategic times, such as the Company’s introduction of digital projection technology and roll-out of theatre systems under joint revenue sharing arrangements. The level of benefit received by the Company’s executive officers is dependent, to a large degree, on the Company’s execution of its strategy and on delivering significant and sustained growth. The Company believes that grants of stock options with service based vesting conditions are appropriate vehicles for providing forward-looking incentives and retention to the continuing members of management. Stock option awards to Named Executive Officers may be granted as part of an annual grant to employees who participate in the Company’s stock option plan, as described below, or pursuant to individual employment agreements. SARs were generally granted pursuant to individual employment agreements. No SARs were granted in 2009 and the Company currently has no intention to issue additional SARs in the future.
     Stock Options
     The Company maintains a stock option plan (the “SOP”) under which the Company may grant stock options to officers, employees, consultants and eligible directors (the “Participants”) to purchase Common Shares on terms and conditions set out in the SOP.
     The SOP is administered by the Board of Directors which has delegated the responsibility of administering the SOP to the Option Committee. The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both of whom are Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of stock options to Participants under the SOP, subject to guidelines determined by the Company’s human resources department and the Compensation Committee.
     In determining the number of stock options to grant to the Named Executive Officers, the Company will from time to time consider and compare compensation disclosed by other companies of similar size, industry or other characteristics to get a general understanding of the compensation structures maintained by similarly situated companies. Moreover, the Company periodically compares various elements of stock based compensation against survey data provided by outside consultants. In addition, consideration is given to each Participant’s salary range and responsibility and the number of stock options granted to the Company’s other executive officers. The Option Committee approves any stock option grant to a Named Executive Officer.
     All awards of stock options are made at fair market value of the Company’s Common Shares on the date of grant. The fair market value of a Common Share on a given date means the higher of the closing price of a Common Share on the grant date (or the most recent trading date if the grant date is not a trading date) on the NASDAQ Global Market (“NASDAQ”), the Toronto Stock Exchange (the “TSX”) and such national exchange, as may be designated by the Company’s Board of Directors (the “Fair Market Value”). Stock options are generally exercisable for a maximum period of 10 years from the date of grant, subject to earlier termination if the Participant’s employment, consulting arrangement or term of office with the Company terminates. The Board of Directors or the Option Committee determines vesting requirements. If a Participant’s employment, consulting arrangement or term of office with the Company terminates for any reason, stock options which have not vested are generally cancelled, subject to certain exceptions as further described in “Employment Agreements and Potential Payments upon Termination or Change-in-Control” below. The Company accounts for stock-based payments to officers, employees and eligible directors in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R).
     Eligible newly hired or promoted executives receive their award of stock options as soon as practicable following their hire or promotion. With respect to the Company’s Named Executive Officers, stock option awards are generally granted as part of an annual grant to numerous employees or in connection with employment agreement renewals.
     All of the Named Executive Officers received stock option grants in connection with their employment in 2009, although Messrs. Lister and Foster were the only Named Executive Officers to receive such grants in the 2009 calendar year. In December 2009, Mr. Lister received a grant of 180,000 stock options in connection with the renewal of his employment agreement for an additional three years. In March 2009, Mr. Foster received a grant of 18,398 stock options in lieu of $42,500 of his 2008 bonus. In March 2010, Messrs Sparacio and O’Reilly received option grants, in connection with the annual option grants to senior management, of 60,000 and 25,000, respectively.
     Stock Appreciation Rights
     The Company has in prior years granted SARs to certain Named Executive Officers. The use of SARs as a long-term incentive enabled the Company to preserve share capacity under the SOP while continuing to align employee incentives with the performance of the Company’s Common Shares and shareholders’ interests. The SARs entitle recipients to receive cash from the Company for any increase in the Fair Market Value of the Common Shares from the Fair Market Value on the date of grant to the date of exercise of the SARs. The terms of SARs granted are described below in “Employment Agreements and Potential Payments upon Termination or

Change-in-Control”. Factors the Company considered in deciding whether and how many SARs to grant to Named Executive Officers included the relevant Executive’s role and responsibilities and the financial and accounting impact of the SARs on the Company.
     The Company has the right but not the obligation to cancel at any time all, or from time to time any part, of the existing SARs and to replace the cancelled SARs with stock options, or at the Company’s discretion, restricted shares, in certain circumstances and subject to certain restrictions.
     No SARs were granted in 2009 and the Company currently has no intention to issue additional SARs in the future.
     Retirement and Pension Plans
     The Company maintains an unfunded defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), covering Messrs. Gelfond and Wechsler. The SERP provides for a lifetime retirement benefit from age 55 determined as 75% of the member’s best average 60 consecutive months of earnings (base salary and cash bonus) over his employment history.
     Under the terms of the SERP, if Mr. Gelfond’s employment terminates other than for cause prior to August 1, 2010, he is entitled to receive SERP benefits in the form of monthly annuity payments until the earlier of a change of control or August 1, 2010, at which time he is entitled to receive remaining benefits in the form of a lump sum payment. If Mr. Gelfond’s employment terminates other than for cause on or after August 1, 2010, he is entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. Mr. Gelfond has informed the Company that he does not currently intend to retire prior to the expiration of his current employment agreement on December 31, 2010, and that his intention is to enter into a new employment agreement with the Company on or before the expiration of his current employment term, on terms to be negotiated between Mr. Gelfond and the Company.
     Under the terms of the SERP, monthly annuity payments payable to Mr. Wechsler, whose employment as Co-CEO terminated effective April 1, 2009, were deferred for six months and were paid in the form of a lump sum plus interest on the deferred amount on October 1, 2009. Thereafter, in accordance with the terms of the SERP, Mr. Wechsler is entitled to receive monthly annuity payments until the earlier of a change of control or August 1, 2010, at which time he is entitled to receive remaining benefits in the form of a lump sum payment.
     On March 8, 2006, the Company and Messrs. Gelfond and Wechsler negotiated an amendment to the SERP which reduced the related pension expense to the Company effective January 1, 2006. Under the terms of the SERP amendment, to reduce ongoing costs to the Company, the cost of living adjustment and surviving spouse benefits previously owed to Messrs. Gelfond and Wechsler are each reduced by 50%, subject to a recoupment of a percentage of such benefits upon a change of control of the Company, and the net present value of the reduced pension benefit payments is accelerated and paid out upon a change of control of the Company. The amendment resulted in reduction of the accrued pension liability by $6.2 million, a reduction in other assets of $3.4 million and a past services credit of $2.8 million. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increases on a straight-line basis from inception until age 55. As at December 31, 2009, the benefits of Mr. Wechsler were 100% vested while the benefits of Mr. Gelfond were approximately 95.9% vested. The benefits of Mr. Gelfond will become fully vested on July 10, 2010. The vesting percentage of a member whose employment terminates other than by voluntary retirement or upon a change in control shall be 100%. Upon a termination for cause, prior to a change of control, the executive shall forfeit any and all benefits to which such executive may have been entitled, whether or not vested.
     On May 4, 2007, the Company amended the SERP to provide for the determination of benefits to be 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history from 75% of the member’s best average 60 consecutive months of earnings over the past 120 months. The actuarial liability was remeasured to reflect this amendment. The amendment resulted in a $1.0 million increase to the pension liability and a corresponding $1.0 million charge to other comprehensive income.
     Primarily as a result of a decrease in interest rates used in calculating the present value of accumulated benefits, the actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP as at December 31, 2009 increased by $3,400,151, as compared to December 31, 2008 as indicated below in the “Summary Compensation Table”.
     At the time the Company established the SERP, it also took out life insurance policies on Messrs. Gelfond and Wechsler with coverage amounts of $21.5 million in aggregate. The Company may use the proceeds of life insurance policies taken on Messrs. Gelfond and Wechsler to be applied towards the benefits due and payable under the SERP, although there can be no assurance that the Company will ultimately do so. The Company has agreed to reimburse Mr. Gelfond for the premiums related to a term life insurance policy that became effective in January 2010. The Company has reimbursed Mr. Gelfond for $43,025 in annual premiums (net of withholding taxes). This annual reimbursement will continue until such time as Mr. Gelfond receives his lump sum payment under the terms of the SERP.
     The Company also maintains an unfunded post retirement benefit plan covering Messrs. Gelfond and Wechsler. The plan provides that the Company will maintain retiree health benefits for Messrs. Gelfond and Wechsler, until they become eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected by each. Each of Messrs. Gelfond and Wechsler are fully vested in this plan.

     The Company maintains defined contribution pension plans for all of its employees. Each of the Named Executive Officers participates in one of these plans under the same terms as other employees. The Company makes contributions to these pension plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2009, the Company contributed an aggregate of $11,550 to the Company’s Canadian defined contribution plan on behalf of Mr. O’Reilly and an aggregate of $20,092 to the Company’s U.S. defined contribution employee pension plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of Messrs. Gelfond, Wechsler, Sparacio, Foster and Lister.
     Other Personal Benefits and Perquisites
     The Company provides employees, including the Named Executive Officers, with other personal benefits and perquisites that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company periodically reviews the levels of other personal benefits and perquisites provided to the Named Executive Officers to ensure competitiveness and value to employees.
     The Named Executive Officers are provided either with use of Company automobiles or with car allowances.
     Each Named Executive Officers is entitled to receive a cash payment upon such executive’s death through the Company’s life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times his base salary, subject to prescribed maximums. The Company pays the premiums associated with a $5 million term life insurance policy for Mr. Foster.
     Attributed costs to the Company of the personal benefits and perquisites described above for the Named Executive Officers for the fiscal year ended December 31, 2009, are reported below in the “All Other Compensation” column of the “Summary Compensation Table”.
     Tax and Accounting Considerations
     To the extent that any compensation paid to the Named Executive Officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Company intends to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.
     The Company also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (previously SFAS 123R) into account in structuring compensation programs and determining the form and amount of compensation awarded.
SUMMARY COMPENSATION TABLE
     The table below sets forth the compensation earned by the Named Executive Officers during the registrant’s last three completed fiscal years.

								Change in
						Option/SARs		Pension		All Other
Name and Principal Position of	Year ended	Salary		Bonus		Awards (1)		Value		Compensation		Total
Named Executive Officer	December 31	($)		($)		($)		($)		($)		($)

Richard L. Gelfond	2009	500,000		1,000,000		n/a		3,400,151	(2)	33,171	(3)	4,933,322
Chief Executive Officer	2008	500,000		200,000		725,000			(4)	24,550		1,449,550
	2007	500,000		375,000		2,310,000		1,244,650		25,339		4,454,989

Bradley J. Wechsler (5)	2009	119,231		Nil		n/a			(6)	184,358	(7)	303,589
Chairman of the Board	2008	500,000		200,000		n/a			(8)	29,089		729,089
	2007	500,000		375,000		2,310,000		26,349		28,432		3,239,781

Joseph Sparacio	2009	350,000		162,313	(9)	n/a		n/a		18,474	(10)	530,787
Executive Vice President & CFO	2008	350,000		91,875		57,750		n/a		18,453		518,078
	2007	215,385		125,000		165,750		n/a		n/a		506,135

Robert D. Lister	2009	442,497		205,208	(9)	1,398,600	(11)	n/a		31,492	(12)	2,077,797
Senior Executive Vice President	2008	442,497		125,000		n/a		n/a		20,324		587,821
& General Counsel	2007	402,270		350,000		510,000		n/a		151,059		1,413,329

Greg Foster	2009	700,000		700,000		42,500	(13)	n/a		15,126	(14)	1,457,626
Chairman & President,	2008	700,000		382,500		n/a		n/a		12,971		1,095,471
Filmed Entertainment	2007	700,000		375,000		858,000		n/a		209,161		2,142,161

Larry O’Reilly (15)	2009	870,592	(16)	30,000	(9)	n/a		n/a		24,726	(17)	925,318
Executive Vice President,	2008	739,293		35,000		41,250		n/a		28,245		843,788
Theatre Development

(1)	As required by SEC rules, the “Option/SARs Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures), for stock options granted during the specified fiscal year. See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on our actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.

(2)	The Company’s SERP is an unfunded defined benefit pension plan covering Messrs. Gelfond and Wechsler which provides for a lifetime retirement benefit from age 55, determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. Primarily as a result of a decrease in interest rates used in calculating the present value of accumulated benefits, the actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP as at December 31, 2009 increased by $3,400,151, as compared to December 31, 2008. Approximately $2.2 million of the increase was attributable to the decrease in interest rates used in the net present value calculation. The remainder of the increase is attributable to a $0.6 million increase resulting from an additional year of benefit accrual and $0.6 million increase resulting from accrued interest. See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for more information related to this calculation. Mr. Gelfond’s accumulated benefit under the SERP becomes payable only upon Mr. Gelfond’s retirement or resignation, the termination of Mr. Gelfond without cause or a change of control of the Company. See “Compensation Discussion and Analysis — Retirement and Pension Plans”. The accumulated benefit under the SERP will ultimately be recalculated as of the date of the relevant termination event at which point assumptions such as the lump sum discount rates will be known and fixed under the SERP and the SERP benefit will become payable. Mr. Gelfond has informed the Company that he does not currently intend to retire prior to the expiration of his current employment agreement on December 31, 2010, and that his intention is to enter into a new employment agreement with the Company on or before the expiration of his current employment term, on terms to be negotiated between Mr. Gelfond and the Company.

(3)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Gelfond, (ii) $3,461 for contributions to the Company’s defined contribution pension plans, and (iii) $29,350 for personal use of a Company provided automobile. The expenses attributable to Mr. Gelfond’s personal use of a Company vehicle include the portion, as determined as a percentage of the total use of the vehicle, of (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs.

(4)	The actuarial present value of Mr. Gelfond’s accumulated benefit under the SERP at December 31, 2008 decreased by $621,430, as compared to December 31, 2007, primarily due to an increase in the lump sum discount rate and a change in marital status. The decrease is partially offset by an increase in the vesting percentage from 87% to 92% and by having one fewer year of interest discount.

(5)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(6)	The Company’s SERP is an unfunded defined benefit pension plan covering Messrs. Gelfond and Wechsler which provides for a lifetime retirement benefit from age 55, determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. The actuarial present value of Mr. Wechsler’s accumulated benefit under the SERP at December 31, 2009 decreased by $181,699, as compared to December 31, 2008, primarily due to a decrease due to the initiation of benefit payments during 2009 triggered by Mr. Wechsler’s retirement on March 31, 2009, offset by an increase in the year of $712,645 due to a drop in discount rates applied and an increase in value during the year due to interest. See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(7)	This amount reflects (i) $150,000 for the payments in connection with Mr. Wechsler’s Services Agreement, as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”; (ii) $90 for the payment by the Company of life insurance premiums on the life of Mr. Wechsler, (iii) $1,923 for contributions to the Company’s defined contribution pension plans, and (iv) $32,345 for personal use of a Company provided automobile. The expenses attributable to Mr. Wechsler’s personal use of a Company vehicle include the portion, as determined as a percentage of the total use of the vehicle, of (i) the vehicle lease cost and (ii) expenses such as vehicle repairs and maintenance costs.

(8)	The actuarial present value of Mr. Wechsler’s accumulated benefit under the SERP at December 31, 2008 decreased by $934,436, as compared to December 21, 2007, primarily due to an increase in the lump sum discount rate and the loss of 2008 payments that were reflected in the prior year figure. Partially offsetting the decrease, there is an increase in value from January 1, 2008 to January 1, 2009 for the remaining payments due to having one less year of interest discounting.

(9)	This amount was paid under the Management Bonus Plan, as described above in “Performance-Based Incentive Compensation — Bonus Awards”.

(10)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Sparacio, (ii) $4,900 for contributions to the Company’s defined contribution pension plans, and (iii) $13,214 for allowance for personal automobile use. The expenses attributable to Mr. Sparacio’s personal automobile use include the portion (as determined as a percentage of the total use of the vehicle) of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(11)	This amount reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures) for 180,000 stock options granted on December 31, 2009. The stock options vest in five installments: 18,000 on December 31, 2010; 27,000 on December 31, 2011; 36,000 on December 31, 2012; 45,000 on December 31, 2013 and 54,000 on December 31, 2014. The stock options expire on December 31, 2016.

(12)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Lister, (ii) $4,900 for contributions to the Company’s defined contribution pension plans, and (iii) $26,232 for personal use of a Company provided automobile. The expenses attributable to Mr. Lister’s personal use of a Company vehicle include the portion, as determined as a percentage of the total use of the vehicle, of (i) the vehicle lease cost and car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(13)	This amount reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for 18,398 stock options granted on March 13, 2009. The stock options were granted to Mr. Foster in consideration of $42,500 of his bonus earned with respect to the fiscal year ended December 31, 2008. The stock options vested immediately and expire on March 13, 2016.

(14)	This amount reflects (i) $3,160 for the payment by the Company of life insurance premiums on the life of Mr. Foster, (ii) $4,900 for contributions to the Company’s defined contribution pension plans, and (iii) $7,066 for allowance for personal automobile use. The expenses attributable to Mr. Foster’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.

(15)	Mr. O’Reilly’s bonus and commissions were earned in U.S. dollars. Other compensation was earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date.

(16)	This amount reflects (i) base pay in the amount of $230,993, and (ii) commissions in the amount of $639,599.

(17)	This amount reflects (i) $745 for the payment by the Company of life insurance premiums on the life of Mr. O’Reilly, (ii) $11,550 for contributions to the Company’s defined contribution pension plans, and (iii) $12,431 for allowance for personal automobile use. The expenses attributable to Mr. O’Reilly’s personal automobile use include the portion, as determined as a percentage of the total use of the vehicle, of (i) a car allowance and (ii) expenses such as vehicle repairs and maintenance costs.
     The material terms of the Named Executive Officers’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information relating to grants of stock options made to Named Executive Officers during the fiscal year ended December 31, 2009 under any plan, including awards that subsequently have been transferred. No SARs were granted to Named Executive Officers during the fiscal year ended December 31, 2009.

		All Other Option Awards:		Exercise or	Grant Date
		Number of Securities		Base Price of	Fair Value of
Name and Principal Position of		Underlying Options		Option Awards	Option Awards
Named Executive Officer	Grant Date	(#)		($/Sh) (1)	($)(2)

Richard L. Gelfond	Nil	Nil		Nil	Nil
Chief Executive Officer

Bradley J. Wechsler (3)	Nil	Nil		Nil	Nil
Chairman of the Board

Joseph Sparacio	Nil	Nil		Nil	Nil
Executive Vice President & CFO

Robert D. Lister	December 31, 2009	180,000	(4)(5)	13.38	1,398,600
Senior Executive Vice President & General Counsel

Greg Foster	March 13, 2009	18,398	(4)(6)	4.40	42,500
Chairman & President, Filmed Entertainment

Larry O’Reilly	Nil	Nil		Nil	Nil
Executive Vice President, Theatre Development

(1)	Stock options are not priced below the NASDAQ closing market price. Pursuant to the Company’s SOP, which governs the pricing of stock options, the exercise price of an option may not be less than 100% of the Fair Market Value of a Common Share on the date of grant. Fair Market Value of a Common Share on a given date refers to the higher of the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on NASDAQ or the TSX.

(2)	This amount represents the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for the assumptions used to calculate the fair value of the stock options. Whether, and to what extent, a Named Executive Officer realizes value with respect to stock option awards will depend on our actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment

(3)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(4)	Each option entitles the Named Executive Officer to purchase one Common Share.

(5)	The stock options were granted pursuant to Mr. Lister’s employment agreement, as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”. The stock options become exercisable in five installments of 18,000 on December 31, 2010, 27,000 on December 31, 2011, 36,000 on December 31, 2012, 45,000 on December 31, 2013, and 54,000 on December 31, 2014. The stock options expire on December 31, 2016.

(6)	The stock options were granted to Mr. Foster in consideration of $42,500 of his bonus earned with respect to the fiscal year ended December 31, 2008. The stock options vested immediately and expire on March 13, 2016.
     The material terms of the Named Executive Officers’ employment agreements are described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth information relating to unexercised equity awards for each Named Executive Officer outstanding as of December 31, 2009.

Option/SARs/Stock Awards

	Number of Securities		Number of Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options/SARs/Stock		Options/SARs/Stock		Option/SARs Exercise	Option/SARs
Name and Principal Position of	(#)		(#)		Price	Expiration
Named Executive Officer	Exercisable		Unexercisable		($)	Date

Richard L. Gelfond	532,000	(1)	Nil		4.85	April 23, 2012
Chief Executive Officer	68,000	(1)	Nil		7.00	June 5, 2012
	450,000	(1)	Nil		5.24	June 3, 2014
	170,000	(1)	300,000	(1)(2)	2.88	December 11, 2018
	170,000	(3)	Nil		4.34	February 15, 2017
	600,000	(3)	Nil		6.86	December 31, 2017
	80,000	(4)	Nil		Nil	No expiry

Bradley J. Wechsler (5)	532,000	(1)	Nil		4.85	April 23, 2012
Chairman of the Board	68,000	(1)	Nil		7.00	June 5, 2012
	450,000	(1)	Nil		5.24	June 3, 2014
	160,000	(3)	Nil		4.34	February 15, 2017
	600,000	(3)	Nil		6.86	December 31, 2017
	80,000	(4)	Nil		Nil	No expiry

Joseph Sparacio	18,750	(1)	56,250	(1)(6)	4.16	June 13, 2014
Executive Vice President & CFO	3,500	(1)	31,500	(1)(7)	2.87	December 16, 2015

Robert D. Lister	51,250	(1)	Nil		7.45	August 14, 2010
Senior Executive Vice President	Nil		180,000	(1)(8)	13.38	December 31, 2016
& General Counsel	135,000	(3)	45,000	(3)(9)	6.86	December 31, 2017

Greg Foster	17,500	(1)	Nil		3.41	March 19, 2011
Chairman & President,	50,000	(1)	Nil		4.60	March 18, 2010
Filmed Entertainment	150,000	(1)	Nil		6.89	November 1, 2011
	18,398	(1)	Nil		4.40	March 16, 2016
	150,000	(3)	150,000	(3)(10)	6.86	December 31, 2017

Larry O’Reilly	6,000	(1)	30,000	(1)(11)	6.86	December 31, 2014
Executive Vice President,	2,500	(1)	22,500	(1)(12)	2.87	December 16, 2015
Theatre Development

(1)	Stock options outstanding as of December 31, 2009.

(2)	The stock options become exercisable in three equal installments of 100,000 on each of January 1, 2010, May 1, 2010, and September 1, 2010.

(3)	SARs outstanding as of December 31, 2009.

(4)	Stock awards outstanding as of December 31, 2009. The Company is required to issue either 80,000 restricted Common Shares for no consideration or pay their cash equivalent upon request by the Named Executive Officer at any time.

(5)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(6)	15,000 of the stock options vest on May 14, 2010, 18,750 on May 14, 2011, and 22,500 on May 14, 2012.

(7)	5,250 of the stock options vest on December 16, 2010, 7,000 on December 16, 2011, 8,750 on December 16, 2012, and 10,500 on December 16, 2013.

(8)	18,000 of the stock options vest on December 31, 2010, 27,000 on December 31, 2011, 36,000 on December 31, 2012, and 45,000 on December 31, 2013 and 54,000 on December 31, 2014.

(9)	12,000 of the SARs vest on December 31, 2010, 15,000 on December 31, 2011, and 18,000 on December 31, 2012.

(10)	The SARs vest on July 1, 2010.

(11)	8,000 of the stock options vest on December 31, 2010, 10,000 on December 31, 2011, and 12,000 on December 31, 2012.

(12)	3,750 of the stock options vest on December 16, 2010, 5,000 on December 16, 2011, 6,250 on December 16, 2012, and 7,500 on December 16, 2013.
     All stock options in the “Outstanding Equity Awards” table were granted under the SOP as described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation”.
     All SARs in the “Outstanding Equity Awards” table were granted under the Named Executive Officers’ individual employment agreements or other agreements as described below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

STOCK OPTIONS EXERCISED
     The following table sets forth information relating to the exercise of stock options during the fiscal year ended December 31, 2009 for each of the Named Executive Officers on an aggregated basis.

Option Awards
	Number of Shares		Value
Name and Principal Position of	Acquired on Exercise		Realized on Exercise
Named Executive Officer	(#)		($)

Richard L. Gelfond	130,000	(1)	406,945
Chief Executive Officer

Bradley J. Wechsler (2)	100,000	(1)	118,782
Chairman of the Board

Joseph Sparacio	Nil		Nil
Executive Vice President & CFO

Robert D. Lister	70,000	(3)	465,263
Senior Executive Vice President & General Counsel

Greg Foster	125,000	(4)	442,592
Chairman & President, Filmed Entertainment

Larry O’Reilly	39,000		245,154
Executive Vice President, Theatre Development

(1)	100,000 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of February 28, 2009.

(2)	Mr. Wechsler served as Co-CEO until March 31, 2009.

(3)	15,000 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of August 15, 2009.

(4)	25,000 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of March 19, 2009. 100,000 of the Common Shares were acquired pursuant to the exercise of stock options that had an expiration date of September 6, 2009.
SARs EXERCISED
     The following table sets forth information relating to the exercise of SARs during the fiscal year ended December 31, 2009 for each of the Named Executive Officers on an aggregated basis.

SARs Awards	Number of Shares	Value
Name and Principal Position of	Acquired on Exercise	Realized on Exercise
Named Executive Officer	(#)	($)

Richard L. Gelfond	130,000	875,800
Chief Executive Officer

Bradley J. Wechsler (1)	140,000	960,400
Chairman of the Board

Joseph Sparacio	n/a	n/a
Executive Vice President & CFO

Robert D. Lister	Nil	n/a
Senior Executive Vice President & General Counsel

Greg Foster	Nil	n/a
Chairman & President, Filmed Entertainment

Larry O’Reilly	n/a	n/a
Executive Vice President, Theatre Development

(1)	Mr. Wechsler served as Co-CEO until March 31, 2009.
PENSION BENEFITS
     The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2009.

		Number of	Present Value of
		Years of	Accumulated	Payments During
Name and Principal Position of		Credited Service	Benefits	Last Fiscal Year
Named Executive Officer	Plan Name	(#)	($)(1)	($)

Richard L. Gelfond	Supplemental Executive Retirement Plan	8.5	14,890,717	Nil
Chief Executive Officer	Post Retirement Medical Benefits	—	239,000	Nil

Bradley J. Wechsler (2)	Supplemental Executive Retirement Plan	7.75	15,065,696	894,344
Chairman of the Board	Post Retirement Medical Benefits	—	217,000	5,240

(1)	See note 22(a) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for certain assumptions used to calculate the present value of accumulated benefits.

(2)	Mr. Wechsler served as Co-CEO until March 31, 2009, at which date he retired.

     The Company’s SERP is an unfunded defined benefit pension plan covering Richard L. Gelfond, CEO of the Company, and Bradley J. Wechsler, Chairman of the Company’s Board of Directors, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55 determined as 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increases on a straight-line basis from inception until age 55. As at December 31, 2009, the benefits of Mr. Wechsler were 100% vested while the benefits of Mr. Gelfond were approximately 95.9% vested. The benefits of Mr. Gelfond will become fully vested on July 10, 2010.
     Under the terms of the SERP, monthly annuity payments payable to Mr. Wechsler, whose employment as Co-CEO terminated effective April 1, 2009, were deferred for six months and were paid in the form of a lump sum, which included interest on the deferred amount, on October 1, 2009. Thereafter, in accordance with the terms of the SERP, Mr. Wechsler is entitled to receive monthly annuity payments until the earlier of a change of control or August 1, 2010, at which time he is entitled to receive remaining benefits in the form of a lump sum payment.
     The Company has an unfunded post retirement benefit plan covering Messrs. Gelfond and Wechsler. The plan provides that the Company will maintain retiree health benefits for Messrs. Gelfond and Wechsler until they become eligible for Medicare and, thereafter, the Company will provide Medicare supplemental coverage as selected each.
     Further descriptions of the SERP, the post retirement medical benefits and the Company’s defined contribution plans are summarized above in “Compensation Discussion and Analysis — Retirement and Pension Plans”.
EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     The Company has entered into written employment agreements with each of the Named Executive Officers, other than Larry O’Reilly, which require the Company to make payments to the Named Executive Officers in the event of the termination of their employment in various circumstances as further described below.
     In addition to such contractual rights, each of the Named Executive Officers holds stock options granted to him under the SOP. Under the terms of the SOP, if a Participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the Participant’s resignation, death or permanent disability, (i) unvested stock options will be cancelled, and (ii) the Participant (or the Participant’s estate) will generally be entitled to exercise the Participant’s vested stock options for a period of thirty days, or such longer period as the Board of Directors or Option Committee determines, following the date of termination of employment. If the Participant’s employment, consulting arrangement or term of office is terminated for cause, the Participant’s vested and unvested stock options will be cancelled. All stock options granted immediately vest and become fully exercisable upon the occurrence of both a change of control and either (i) the Participant’s termination without cause, (ii) the diminution of the Participant’s title or responsibilities or (iii) the Participant being asked to relocate more than twenty-five miles from his existing office. If the Participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the Participant’s unexercised options will be cancelled. In certain cases, a Named Executive Officer’s option grant is controlled by the terms of his employment agreement, which overrides the terms of the SOP. Any such departure from the terms of the SOP is noted below.
     Messrs. Gelfond, Wechsler, Foster and Lister also hold SARs granted to them under the terms of their respective employment agreements. To the extent applicable, the SARs are governed by the terms of the SOP, including the provisions relating to the calculation of the Fair Market Value of the Common Shares and resignation or termination. The terms of vesting and acceleration of the SARs upon a change of control are set forth below in each individual’s respective employment agreement.
     A portion of the analysis below sets forth the amount of compensation that would become payable to each of the Named Executive Officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2009. The Company cautions that the actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such individual’s separation from the Company.
Mr. Gelfond
Chief Executive Officer and Director
     On November 3, 1998, the Company entered into a renewal agreement, as subsequently amended, the (the “Agreement”) with Mr. Gelfond. The current term of Mr. Gelfond’s employment ends December 31, 2010. Under the Agreement, Mr. Gelfond received a base salary of $500,000 for the year ended December 31, 2009 and is entitled to receive a base salary of $600,000 for the year ended December 31, 2010. For 2009 and 2010, Mr. Gelfond is eligible to receive a bonus of up to two times his base salary, with a median target bonus of one times salary. The bonus is granted at the discretion of the Board of Directors and is based upon the success of the Company in achieving certain goals and objectives. In addition, the Agreement contains (i) a customary non-competition provision that extends for the term of the Agreement and for four years thereafter and (ii) a provision requiring Mr. Gelfond to provide the Company with consulting services for a period of three years after the termination of his employment.
     Pursuant to the terms of the Agreement, Mr. Gelfond has received several grants of options and SARs, and a grant of restricted shares. Mr. Gelfond’s equity awards outstanding as of December 31, 2009, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. Mr. Gelfond’s options are governed by the terms of the SOP, which is described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation — Stock Options”. Mr. Gelfond’s SARs are also governed by the terms of the SOP, except that with respect to the vesting of the SARs upon a change of control, the Agreement provides that the vesting of Mr. Gelfond’s SARs accelerates upon a change of control of the Company (without regard to whether a termination event has occurred). The Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion, of the SARs and to replace the cancelled SARs with options or, at the Company’s discretion with respect to certain of the SARs, restricted shares under certain circumstances and subject to certain restrictions. In addition to options and SARs, Mr. Gelfond has outstanding 80,000 restricted shares which, in the event that regulatory or shareholder approval is not obtained, are deemed phantom stock.
     As provided for in the Agreement, the Company has created a defined benefit plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement or resignation, see “Compensation Discussion and Analysis — Retirement and Pension Plans” above for a description of the SERP. The Company has also agreed to maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, to provide Medicare supplemental coverage selected by Mr. Gelfond.
     Voluntary retirement or resignation
     If Mr. Gelfond voluntarily retires or resigns prior to the end of his employment term, all unvested options and SARs are cancelled immediately and all vested options remain exercisable for the duration of their original term. In addition, all vested SARs remain exercisable by Mr. Gelfond for one year after his retirement or resignation. Mr. Gelfond would be entitled to receive SERP benefits in the form of monthly annuity payments until the earlier of a change of control of the Company or August 1, 2010, at which time he would receive the remaining benefits in the form of a lump sum payment.
     If Mr. Gelfond had resigned or elected voluntary retirement as of December 31, 2009, he would have been entitled to an estimated lump sum payment of $15,180,143. This amount includes payments under the SERP and the estimated value of retiree health benefits.
     Termination with cause
     If Mr. Gelfond’s employment is terminated with cause, unvested options and SARs are cancelled immediately. All vested options must be exercised within 90 days of such termination and all vested SARs must be exercised within 30 days of such termination, after which any unexercised options or SARs are cancelled. In such case, Mr. Gelfond would not be entitled to any payments under the SERP, nor would he receive any further compensation under the Agreement.
     Termination without cause
     If (i) his employment is terminated without cause prior to the end of his employment term, or (ii) his agreement is not renewed, Mr. Gelfond is entitled to the pro-rata portion of his median target bonus (100% of base salary) for the year of termination and the Company must continue to pay him his annual salary and target bonus for 12 months following his termination. However, if Mr. Gelfond’s employment is terminated after the date on which he becomes fully vested under the SERP, he will not be entitled to receive any cash compensation other than payments under the SERP. As of December 31, 2009, Mr. Gelfond was not fully vested in the SERP.
     In addition, if his employment is terminated without cause or in the event of a non renewal of the Agreement, all unvested options shall immediately vest. Upon termination without cause, all vested SARs remain exercisable for a period of three years. If Mr. Gelfond’s employment is terminated without cause, he will receive payments under the SERP as well as retiree health benefits.
     If Mr. Gelfond’s employment had been terminated without cause other than upon a change of control as of December 31, 2009, he would have been entitled to receive an estimated payment of $17,147,137. This amount includes lump sum payments for 2009 median target bonus, salary and bonus continuation for 12 months, payments under the SERP and the estimated value of retiree health benefits. Mr. Gelfond would also realize $3,129,000, representing the intrinsic value of his accelerated, in-the-money options calculated using the December 31, 2009 closing price of the Common Shares.
     Change of Control
     Payments upon a Change of Control
     Upon a sale of the Company, Mr. Gelfond is entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants owned by Messrs. Gelfond and Wechsler). As of December 31, 2009, the Sale Bonus was estimated by the Company to be between $872,980 and $2,428,532, depending upon the equity assumptions used in the relevant calculations.
     In addition, following a change of control, Mr. Gelfond would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2009, the Incentive Bonus would have been $594,000.

     In the event of a change of control of the Company, Mr. Gelfond’s unvested options and SARs shall immediately vest. If a change of control occurred on December 31, 2009, Mr. Gelfond would have been entitled to receive an estimated payment of $17,397,623. This amount includes payments under the SERP, the estimated value of retiree health benefits and the Incentive Bonus. Mr. Gelfond would also realize $3,129,000, representing the intrinsic value of his accelerated, in-the-money options and he would receive payment of the Sale Bonus, in the amount estimated above.
     If the change of control is by way of a stock-for-stock merger, Mr. Gelfond’s options will vest and be converted at the stock merger conversion ratio into options of the acquiring company (if it is public) or a cash-out of the options (if the acquiring company is not public).
     Payments upon a Involuntary Termination or Retirement following a Change of Control
     Upon termination without cause after a change of control, all vested SARs remain exercisable for a period of three years. In the event of a change of control of the Company and subsequent termination (or constructive termination) of Mr. Gelfond, there would also be an acceleration (without any discount to present value) of the cash component of Mr. Gelfond’s compensation equal to the number of years left remaining under the term of his Agreement times Mr. Gelfond’s total cash compensation (salary plus target bonus) for the full fiscal year preceding termination.
     If there had been a change of control and Mr. Gelfond’s employment had been terminated involuntarily as of December 31, 2009, he would have been entitled to receive an estimated payment of $18,897,623. This amount includes lump sum payments for 2009 median target bonus, salary and bonus continuation, payments under the SERP, the estimated value of retiree health benefits and the Incentive Bonus. Mr. Gelfond would also realize $3,129,000, representing the intrinsic value of his accelerated, in-the-money options and SARs and he would receive payment of the Sale Bonus, in the amounts estimated above.
     If there had been a change of control and Mr. Gelfond had elected voluntary retirement as of December 31, 2009, he would have been entitled to receive an estimated payment of $17,397,623. This amount includes payments under the SERP, the estimated value of retiree health benefits and the Incentive Bonus. Mr. Gelfond would also realize $3,129,000, representing the intrinsic value of his accelerated, in-the-money options and he would receive payment of the Sale Bonus, in the amount estimated above.
Mr. Wechsler
Chairman of the Board and Former Co-Chief Executive Officer
     On December 11, 2008, the Company entered into a Services Agreement with Mr. Wechsler which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement further provides that: (i) Mr. Wechsler shall serve as Chairman of the Company’s Board of Directors effective April 1, 2009 through the termination of his services agreement; (ii) Mr. Wechsler shall receive a fee of $200,000 for each year served as Chairman, subject to certain conditions; and (iii) certain provisions of Mr. Wechsler’s employment agreement, including those relating to options and other equity awards, shall continue to survive the termination of Mr. Wechsler’s employment agreement. Mr. Wechsler remains subject to a customary non-competition provision under his former employment agreement through March 31, 2013. The services agreement will remain in effect through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors; and (b) April 1, 2011.
     Pursuant to the terms of his prior employment agreement, Mr. Wechsler has received several grants of options and SARs, and a grant of restricted shares. Mr. Wechsler’s equity awards outstanding as of December 31, 2009, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. Mr. Wechsler’s options are governed by the terms of the SOP, which is described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation — Stock Options”. Mr. Wechsler’s SARs are also governed by the terms of the SOP, except that with respect to the vesting of the SARS upon a change of control, the agreement provides that the vesting of Mr. Wechsler’s SARs accelerates upon a change of control of the Company (without regard to whether a termination event has occurred). The Company has the right, but not the obligation, to cancel at any time all or, from time to time any portion, of the SARs and to replace the cancelled SARs with options or, at the Company’s discretion, restricted shares under certain circumstances and subject to certain restrictions. In addition to options and SARs, Mr. Wechsler has outstanding 80,000 restricted shares which, in the event that regulatory or shareholder approval is not obtained, are deemed phantom stock.
     As provided for pursuant to the terms of his prior employment agreement (and as carried over by the terms of his services agreement), the Company created a defined benefit plan, the SERP, to provide benefits for Mr. Wechsler upon his resignation as Co-CEO, see “Compensation Discussion and Analysis — Retirement and Pension Plans” above for a description of the SERP. Mr. Wechsler’s benefits under the SERP are 100% vested. As a result of Mr. Wechsler’s resignation as Co-CEO as of March 31, 2009, the Company paid benefits in the form of a lump sum payment of $894,344 to Mr. Wechsler on October 1, 2009 in accordance with the terms of the SERP. Mr. Wechsler is further entitled to receive monthly annuity payments until the earlier of a change of control or August 1, 2010, at which time he is entitled to receive the remaining benefits in the form of a lump sum payment. The Company has also agreed to maintain retiree health benefits for Mr. Wechsler until he becomes eligible for Medicare and, thereafter, to provide Medicare supplemental coverage selected by Mr. Wechsler.

     Voluntary retirement or resignation
     If Mr. Wechsler voluntarily retires or resigns his position as Chairman of the Board prior to the end of the term of his services agreement, all unvested options and SARs are cancelled immediately and all vested options shall remain exercisable for the duration of their original term. In addition, all vested SARs shall remain exercisable by Mr. Wechsler for one year after his retirement or resignation. Mr. Wechsler would continue to receive payments under the SERP as well as retiree health benefits.
     If Mr. Wechsler voluntarily retired or resigned his position as Chairman of the Board as of December 31, 2009, he would have been entitled to receive an estimated payment of $15,282,696. This amount includes a lump sum payment under the SERP and the estimated value of retiree health benefits.
     Termination with cause
     If Mr. Wechsler’s appointment as Chairman of the Board is terminated with cause, unvested options and SARs will be cancelled immediately. All vested options must be exercised within 90 days of such termination and all vested SARs must be exercised within 30 days of such termination, after which any unexercised options or SARs are cancelled. Mr. Wechsler is fully vested under the SERP and he would continue to receive payments under the SERP as well as retiree health benefits.
     If Mr. Wechsler’s appointment as Chairman of the Board had been terminated with cause as of December 31, 2009, he would have been entitled to receive an estimated payment of $15,282,696. This amount includes a lump sum payment under the SERP and the estimated value of retiree health benefits.
     Termination without cause
     If Mr. Wechsler’s appointment as Chairman of the Board is terminated without cause or in the event of the non-renewal of his services agreement, all unvested options will vest immediately. Upon termination without cause, all vested SARs will remain exercisable for a period of three years. Mr. Wechsler will continue to receive payments under the SERP as well as retiree health benefits.
     If Mr. Wechsler’s appointment as Chairman of the Board had been terminated without cause other than upon a change of control as of December 31, 2009, he would have been entitled to receive an estimated payment of $15,282,696. This amount includes a lump sum payment under the SERP and the estimated value of retiree health benefits.
     Change of control
     Upon a sale of the Company, Mr. Wechsler is also entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants owned by Messrs. Gelfond and Wechsler). As of December 31, 2009, the Sale Bonus was estimated by the Company to be between $872,980 and $2,428,532, depending upon the equity assumptions used in the relevant calculations.
     In the event of a change of control of the Company, there would be an accelerated vesting of Mr. Wechsler’s unvested options and SARs. In addition, there would be acceleration of payments under the SERP and Mr. Wechsler would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change of control and the closing price of the Common Shares on March 10, 2006. As of December 31, 2009, the Incentive Bonus would have been $594,000.
     Upon termination without cause after a change of control, all vested SARs remain exercisable for a period of three years. In the event of a change of control of the Company by way of a stock-for-stock merger and the subsequent termination of Mr. Wechsler as Chairman of the Board, Mr. Wechsler’s options will vest and be converted at the stock merger conversion ratio into options of the acquiring company (if it is public) or a cash-out of the options (if the acquiring company is not public).
     If there had been a change of control and Mr. Wechsler’s appointment as Chairman of the Board had been terminated involuntarily or if he had elected voluntary retirement as of December 31, 2009, he would have been entitled to receive an estimated payment of $17,821,535. This amount includes a lump sum payment under the SERP, the estimated value of retiree health benefits and the Incentive Bonus. In addition, Mr. Wechsler would have been entitled to the Sale Bonus, in the amount estimated above.
Mr. Sparacio
Executive Vice President & Chief Financial Officer
     On May 14, 2009, Mr. Sparacio and the Company amended the terms of Mr. Sparacio’s employment agreement, extending the term of his employment agreement through May 14, 2010. Under the terms of the agreement, Mr. Sparacio receives an annual base salary of $350,000, which is subject to annual review. The agreement further provides that Mr. Sparacio is entitled to participate in the Management Bonus Plan and to receive a target annual performance bonus of 35%. In addition, Mr. Sparacio has received certain options grants from the Company. Mr. Sparacio’s equity awards outstanding as of December 31, 2009, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”.

     For the term of his employment agreement and for two years thereafter, Mr. Sparacio is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Sparacio’s employment agreement are subject to Mr. Sparacio’s compliance with the non-solicitation and non-competition provisions of his employment agreement.
     Voluntary retirement or resignation
     Upon retirement or resignation, Mr. Sparacio is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such retirement or resignation.
     Termination with cause
     Upon a termination for cause, Mr. Sparacio is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such termination. In addition, all of Mr. Sparacio’s unexercised options will be cancelled.
     Termination without cause
     In the event of a termination without cause other than upon a change of control, Mr. Sparacio is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Sparacio would continue to receive base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) six months. Under the terms of his employment agreement, Mr. Sparacio is required to mitigate the amount of any severance paid by the Company during the severance period by seeking other employment. On the date Mr. Sparacio obtains other employment, the remaining required salary payments would be reduced by half.
     If Mr. Sparacio’s employment had been terminated without cause other than upon a change of control as of December 31, 2009, he would have been entitled to receive estimated severance payments totaling $194,245, either in the form of continuance or a lump sum payment, at the Company’s election.
     Change of control
     In the event of a termination without cause upon a change of control, Mr. Sparacio is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of termination. In addition, Mr. Sparacio would continue to receive base salary, a pro-rata portion of the target bonus, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months following a change of control, subject to mitigation by Mr. Sparacio as described above.
     If there had been a change of control and Mr. Sparacio’s employment had been terminated without cause as of December 31, 2009, he would have been entitled to receive estimated severance payments totaling $511,289, either in the form of continuance or a lump sum payment, at the Company’s election. Mr. Sparacio would also realize $843,547, representing the intrinsic value of his accelerated, in-the-money options calculated using the December 31, 2009 closing price of the Common Shares.
Mr. Lister
Senior Executive Vice President & General Counsel
     Under the terms of his employment agreement, for 2009, Mr. Lister received a base salary of $442,497 and participated in the Management Bonus Plan. On December 31, 2009, Mr. Lister was granted 180,000 options. These options vest in five installments: 18,000 on December 31, 2010; 27,000 on December 31, 2011; 36,000 on December 31, 2012; 45,000 on December 31, 2013 and 54,000 on December 31, 2014 and expire on December 31, 2016. Mr. Lister has received several other grants of options as well as SARs grants. Mr. Lister’s equity awards outstanding as of December 31, 2009, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. In addition to the triggering events set forth in the SOP, the vesting of Mr. Lister’s options accelerate in the event that Mr. Gelfond ceases to be CEO of the Company. Mr. Lister’s SARs are governed by the terms of the SOP, except that with respect to the vesting of the SARs upon a change of control, Mr. Lister’s employment agreement provides that the vesting of Mr. Lister’s SARs accelerates upon a change of control of the Company (without regard to whether a termination event has occurred). The Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion of the SARs and to replace the cancelled SARs with options under certain circumstances and subject to certain restrictions.
     On December 31, 2009, Mr. Lister and the Company amended the terms of his employment agreement. Under the terms of his agreement, as so amended, Mr. Lister is entitled to receive a base salary of $464,622 effective January 1, 2010 and a base salary of $487,853 effective January 1, 2011. Mr. Lister’s base salary will be subject to review in connection with his performance review in 2012. Mr. Lister is entitled to continue to participate in the Management Bonus Plan, with a target annual performance bonus of 37.5%, 38.75% and 40% of his base salary for 2010, 2011 and 2012 respectively. The term of Mr. Lister’s agreement has been extended through January 1, 2013.
     For the term of his employment agreement and for two years thereafter, Mr. Lister is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Lister’s employment agreement are subject to Mr. Lister’s compliance with the non-solicitation and non-competition provisions of his employment agreement.

     Voluntary retirement or resignation
     Upon retirement or resignation, Mr. Lister is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such retirement or resignation.
     Termination with cause
     Upon a termination for cause Mr. Lister is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 15 days of such termination. In addition, all of Mr. Lister’s unexercised options and SARs will be cancelled.
     Termination without cause
     In the event of a termination without cause, or in the event that Mr. Lister’s employment agreement is not renewed, Mr. Lister is entitled to receive accrued and unpaid salary, a pro-rated portion of his target bonus, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination. In addition, Mr. Lister would continue to receive base salary, target bonus and benefits for the greater of (i) the remainder of his employment term and (ii) 12 months. Under the terms of his employment agreement, Mr. Lister is required to mitigate the amount of any severance paid by the Company in certain circumstances by seeking other employment. On the date Mr. Lister obtains other employment, the severance payments would be reduced by one-quarter.
     In the event that Mr. Gelfond ceases to be CEO of the Company, Mr. Lister is entitled to elect to terminate his employment and, under the terms of his employment agreement, such election is deemed a termination without cause so long as he remains with the Company for six months after Mr. Gelfond ceases to be CEO of the Company.
     If Mr. Lister’s employment had been terminated without cause as of December 31, 2009, he would have been entitled to receive a payment of $154,874, which represents the pro-rated portion of his minimum 2009 bonus in the form of a lump sum payment and estimated severance payments totaling $2,115,799, in either the form of continuance or a lump sum payment, at the Company’s election.
     Change of Control
     If, upon a change of control of the Company, Mr. Lister’s employment is terminated without cause or Mr. Lister’s employment agreement is not renewed, he is entitled to receive accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination or non-renewal. In addition, Mr. Lister would continue to receive base salary, target bonus and benefits for the greater of (i) the remainder of his employment term and (ii) 18 months. Mr. Lister is also entitled to receive a retention bonus of $107,500 in the event that his employment is terminated without cause within two years of the completion of a change of control. In such event, Mr. Lister shall have no obligation to mitigate severance payments.
     In the event of a change of control of the Company and in the event that Mr. Gelfond ceases to be CEO of the Company, Mr. Lister is entitled to elect to terminate his employment and, under the terms of his employment agreement, such election is deemed to be a termination in connection with a change of control without cause so long as he remains with the Company for three months after Mr. Gelfond ceases to be CEO of the Company. In such an event, Mr. Lister will have no obligation to mitigate severance payments.
     If there had been a change of control and Mr. Lister’s employment had been terminated without cause as of December 31, 2009, he would have been entitled to receive an estimated payment of $2,378,173. This amount includes the pro-rated portion of his minimum 2009 bonus in the form of a lump sum payment, severance payments totaling $2,115,799, either in the form of continuance or a lump sum payment, at the Company’s election, and payment of the retention bonus of $107,500. Mr. Lister would also realize $290,250 representing the intrinsic value of his accelerated, in-the-money SARs calculated using the December 31, 2009 closing price of the Common Shares.
Mr. Foster
Chairman & President, Filmed Entertainment
     Under the terms of his amended employment agreement, whose term extends through July 1, 2010, Mr. Foster receives an annual base salary of $700,000, which is subject to annual review. Mr. Foster is entitled to participate in the Management Bonus Plan and to receive a bonus of up to one times his annual base salary. For 2009, Mr. Foster was entitled to a minimum bonus of $425,000. In addition, Mr. Foster is entitled to a life insurance policy in the amount of $5 million during the term of his employment. Mr. Foster has also received certain stock option grants and SARs from the Company. On March 13, 2009, Mr. Foster was granted 18,398 options in consideration of $42,500 of his bonus earned with respect to the fiscal year ended December 31, 2008. The options vested immediately and expire on March 13, 2016. Mr. Foster’s equity awards outstanding as of December 31, 2009, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”. With respect to Mr. Foster’s options, in addition to the triggering events set forth in the SOP, the vesting of Mr. Foster’s options accelerate in the event of change of control that results in Mr. Gelfond ceasing to be CEO of the Company. Mr. Foster’s SARs are governed by the terms of the SOP, except that with respect to the vesting of the SARs upon a change of control, Mr. Foster’s employment agreement provides that the vesting of Mr. Foster’s SARs accelerates upon a change of control of the Company (without regard to whether a termination event has occurred). The

Company has the right, but not the obligation, to cancel at any time all or, from time to time, any portion of the SARs and to replace the cancelled SARs with options under certain circumstances and subject to certain restrictions.
     For the term of his employment agreement and for two years thereafter, Mr. Foster is subject to customary non-solicitation and non-competition provisions. All severance payments payable under Mr. Foster’s employment agreement are subject to Mr. Foster’s compliance with the non-solicitation and non-competition provisions of his employment agreement.
     Voluntary retirement or resignation
     Upon a retirement or resignation, Mr. Foster is entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and a pro-rata portion of his minimum bonus (the “Foster Termination Payment”) within 15 days of such resignation or termination.
     Termination with cause
     If Mr. Foster’s employment had been terminated with cause as of December 31, 2009, he would have been entitled to receive a payment of $425,000, which represents the pro-rated portion of his minimum bonus in the form of a lump sum payment, plus accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay. In addition, all of Mr. Foster’s unexercised options and SARs would have been cancelled.
     Termination without cause
     In the event of a termination without cause upon a change of control or otherwise, Mr. Foster is entitled to receive the Foster Termination Payment within 30 days of termination. In addition, Mr. Foster would continue to receive base salary, minimum bonus and benefits for the greater of (i) the remainder of his employment term and (ii) six months (the “Foster Severance Payments”). Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.
     If Mr. Foster’s employment had been terminated without cause as of December 31, 2009, he would have been entitled to receive an estimated payment of $1,011,120. This amount includes $425,000, which is the pro-rated portion of his minimum 2009 bonus in the form of a lump sum payment and the Foster Severance Payments totaling $586,120 either in the form of continuance or a lump sum payment, at the Company’s election.
     Change of control
     If there had been a change of control and Mr. Foster’s employment had been terminated without cause, Mr. Foster would have been entitled to receive the Foster Termination Payment within 30 days of termination. In addition, Mr. Foster would continue to receive the Foster Severance Payments. Under the terms of his employment agreement, Mr. Foster is required to mitigate the Foster Severance Payments by seeking other employment. On the date Mr. Foster obtains other employment, the remaining Foster Severance Payments would be reduced by half.
     If there had been a change of control and Mr. Foster’s employment had been terminated without cause as of December 31, 2009, he would have been entitled to receive an estimated payment of $1,011,120. This amount includes $425,000, which is the pro-rated portion of his minimum 2009 bonus in the form of a lump sum payment and the Foster Severance Payments totaling $586,120 either in the form of continuance or a lump sum payment, at the Company’s election. Mr. Foster would also realize $967,500, representing the intrinsic value of his accelerated, in-the-money SARs calculated using the December 31, 2009 closing price of the Common Shares.
Mr. O’Reilly Executive Vice President, Theatre Development
     Under the terms of his employment arrangement, Mr. O’Reilly receives an annual base salary of Cdn$263,877, which is subject to annual review. Mr. O’Reilly is entitled to participate in the Management Bonus Plan and Commission Plans as discussed above in “Compensation Discussion and Analysis”. In addition, Mr. O’Reilly has received certain options grants from the Company. Mr. O’Reilly’s equity awards outstanding as of December 31, 2009, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards”.
     Voluntary retirement or resignation
     Upon a retirement or resignation, Mr. O’Reilly is entitled to receive compensation under applicable Canadian law, including accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. Mr. O’Reilly would also be entitled to receive ongoing commission payments, in accordance with the Commission Plans, which, as of December 31, 2009, are estimated to be approximately $798,024 in the aggregate.
     Termination with cause
     If Mr. O’Reilly’s employment had been terminated with cause as of December 31, 2009, he would have been entitled to compensation under applicable Canadian law, including accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. All of Mr. O’Reilly’s unexercised options would have been cancelled.

     Termination without cause
     If Mr. O’Reilly’s employment had been terminated without cause as of December 31, 2009, with or without a change of control, he would have been entitled to receive compensation under applicable Canadian law including accrued and unpaid salary, commissions, perquisites and business expenses and any outstanding vacation pay. Mr. O’Reilly would also be entitled to receive ongoing commission payments, in accordance with the Commission Plans, which, as of December 31, 2009, are estimated to be approximately $798,024 in the aggregate.
     Change of control
     Upon a change of control, Mr. O’Reilly would realize an estimated payment of $428,400, representing the intrinsic value of his accelerated, in-the-money options using the December 31, 2009 closing price of the Common Shares. Mr. O’Reilly would also be entitled to receive ongoing commission payments, in accordance with the Commission Plans, which are estimated to be approximately $798,024 in the aggregate.
COMPENSATION OF DIRECTORS
     Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors. In addition, the Independent Directors of the Company receive Cdn$20,000 per year (or may elect to receive options to purchase Common Shares in lieu of this payment) plus Cdn$1,500 for each meeting of the Board attended in person or by telephone and Cdn$1,200 for each meeting of a Committee of the Board attended in person or by telephone. The Chairman of the Audit Committee receives Cdn$8,000 per year. In addition, each of the Independent Directors are granted options annually to purchase 8,000 Common Shares, in accordance with the SOP, at an exercise price equal to the Fair Market Value of the Common Shares on the date of grant, and which vest on the date of grant and expire on the earlier of the date which is two years after the termination of the optionee’s service as a director of the Company or seven years after the date of the grant. This policy has been reviewed by the Corporate Governance Committee at which time the Committee reviewed director compensation data for companies of a comparable size. This data was compiled by the Company’s management from public sources and was reported to the Committee. Using such information, the Committee formulated a recommendation to the Board of Directors and the final decision was made by the Board of Directors. The directors’ compensation package was approved by the Board of Directors in August 2005.
     The following table sets forth information relating to the compensation of the directors for the fiscal year ended December 31, 2009. No SARs were granted to directors during the fiscal year ended December 31, 2009.

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($) (1)	($) (2)	($)

Neil S. Braun (3)	29,171	31,360	60,531

Kenneth G. Copland (4)	17,605	49,589	67,194

Garth M. Girvan (5)	19,744	49,589	69,333

David W. Leebron (6)	11,481	49,589	61,070

Marc A. Utay (7)	15,445	49,589	65,034

(1)	Includes Board and Committee meeting fees for telephonic and meetings attended in person and annual fees paid to Independent Directors. Meeting and annual fees are generally earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date. Whether, and to what extent, a director realizes value with respect to stock option awards will depend on our actual operating performance, stock price fluctuations and the directors continued term in office.

(2)	As required by SEC rules, the “Option Awards” columns in this table reflect the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for the assumptions used to calculate the fair value of the options.

(3)	As of December 31, 2009, Mr. Braun held 32,000 options to purchase Common Shares in accordance with the SOP.

(4)	As of December 31, 2009, Mr. Copland held 81,526 options to purchase Common Shares in accordance with the SOP.

(5)	As of December 31, 2009, Mr. Girvan held 57,549 options to purchase Common Shares in accordance with the SOP.

(6)	As of December 31, 2009, Mr. Leebron held 64,786 options to purchase Common Shares in accordance with the SOP.

(7)	As of December 31, 2009, Mr. Utay held 61,845 options to purchase Common Shares in accordance with the SOP.
     On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler in connection with his service as Chairman of the Company’s Board of Directors as described above in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, all of whom are Independent Directors. All compensation and renewal of employment decisions for Messrs. Gelfond and Wechsler in 2009 were made by the Compensation Committee.

     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2009 and is continuing to provide legal services in 2010. In 2009, the Company paid McCarthy Tétrault approximately $2.0 million in respect of legal services.
     Clarion Capital Partners, LLC (“Clarion”), of which Mr. Utay, a director of the Company, is the Managing Partner, has subleased office space from the Company since 2002. In 2009, Clarion paid the Company $186,179 in connection with rent. Such rental amount, when calculated on a per square foot basis, is equal to the rent payable by the Company for the space occupied by Clarion pursuant to the Company’s underlying lease. Clarion is invoiced on a monthly basis for office services. In 2009, Clarion paid the Company $88,441 in connection with the use of certain office services.
     During the fiscal year ended December 31, 2009, no executive officer of the Company served on compensation committees or boards of directors of any other entities that had or have had one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board of Directors.
CORPORATE GOVERNANCE
     The Board of Directors believes that good corporate governance is fundamental to the overall success of the Company. The Corporate Governance Committee of the Board of Directors, which is comprised of all the Independent Directors of the Board, periodically reviews the Company’s corporate governance from time to time, as further described below.
     The Board of Directors is responsible for the stewardship of the Company, including:
•	overseeing the strategic planning process within the Company and reviewing, approving and monitoring the annual operating plan for the Company, including fundamental financial and business strategies and objectives;
•	assessing the major risks facing the Company and reviewing approving and monitoring the manner of managing those risks;
•	developing and reviewing the CEO’s corporate objectives, and through the Compensation Committee, evaluating the CEO against these objectives and determining CEO compensation; and
•	reviewing and monitoring the controls and procedures within the Company to maintain its integrity, including its disclosure controls and procedures, its internal controls and procedures for financial reporting and its compliance with its Code of Ethics.
     Management develops an operating plan that is submitted to the Board of Directors on an annual basis for its review and approval prior to implementation. The operating plan includes a presentation of the Company’s objectives, plans and performance standards for the year.
Director Independence
     Under the NASDAQ requirements, a majority of the Company’s directors must be independent. Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Section 1.2 of National Instrument 58-101 provide that an independent director is a person other than an officer or employee of the Company, or any other individual having a relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, and set forth specific categories of relationships that disqualify a director from being independent. The following five of seven current Board members are Independent Directors: Messrs. Braun, Copland, Girvan, Leebron and Utay. Of the remaining directors, Mr. Gelfond is an executive of the Company and Mr. Wechsler was an executive until March 31, 2009. All members of the Compensation Committee, Audit Committee and Nominating Committee are considered “independent” under such committee’s independence standards. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.
Board Size and Composition
     The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing leadership and that given the evolving nature of the Company’s business, the right leadership structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the Independent Directors consider the Board’s size and composition on an annual basis in connection with its annual self-evaluation. This consideration includes the positives and negatives of alternative board leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal size and composition for effective oversight of management by the Board of Directors.
     Bradley J. Wechsler served as Co-Chairman of the Board of Directors along with Richard L. Gelfond since June 1999. On March 31, 2009, Mr. Wechsler resigned as Co-CEO of the Company and on April 1, 2009 became sole Chairman of the Board. By virtue of his tenure as Co-CEO of the Company through March 2009, Mr. Wechsler is not an Independent Director. At present, the Company does not have a lead director. Given Mr. Wechsler’s prior role in the Company, the Board of Directors has determined that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership.

     In considering its leadership structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a substantial majority of its directors being Independent Directors, exercises strong, independent oversight function. This oversight function is enhanced by the fact that all of the committees and their respective chairpersons are comprised entirely of Independent Directors. A number of processes and procedures of the Board of Directors and of the Committees—including regular executive sessions of the Independent Directors, the ability of Independent Directors to contact one another, the CEO and other Named Executive Officers at any time, and the annual evaluations of the performance of the CEO against pre-determined and other criteria—provide independent oversight of the CEO’s performance. The Company has also provided instructions for shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communications” above. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.
Risk Management
     The Board of Directors is responsible for overseeing the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of the Company’s overall business strategy.
     While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board through senior management. These include an enterprise risk management program, regular internal management disclosure committee meetings, a Code of Ethics, rigorous product quality standards and processes, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and the Audit Committee on the significant risks identified and how they are being managed. The Board implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s Code of Ethics and Whistleblower Program. The Audit Committee members meet separately with the Company’s CEO and representatives of the independent auditing firm.
     The Board of Directors regularly engages in discussion of financial, legal, technology, economic and other risks. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk in relation to specific proposed actions. Because overseeing risk is an ongoing process that is inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.
Nomination Process
     The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. Such candidates are then nominated for election by a majority of Independent Directors. The Nominating Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Nominating Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to the effective governance of the Company. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Committee seeks nominees that:
•	manifest the highest integrity and that possess the highest personal and professional ethics;
•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;
•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;
•	exhibit sound business judgment; and
•	are committed to representing the long-term interests of the Company and its shareholders.
     Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Nominating Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee. Shareholders who wish to have the Nominating Committee consider the nomination of any person for director at the 2011 meeting of shareholders should submit a written recommendation to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary no later than December 30, 2010. The Company may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.
     The Nominating Committee charter mandates that the Nominating Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the Board members, and in light of the Board’s anticipated needs. While the Nominating Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Nominating Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills. In evaluating a potential candidate, the Nominating Committee will consider that individual’s background, experience and characteristics in the context of the composition of the board as a whole. The Company believes that having a diverse Board of Directors helps to ensure a variety of points of view, which, in turn, ensures more effective decision-making.
     A current copy of the Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
Board of Directors’ Mandate
     The Board of Directors operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Board of Directors’ Charter is available at www.IMAX.com and at www.sedar.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
Meetings of the Board of Directors and its Committees
     During the fiscal year ended December 31, 2009, the Board of Directors held 8 meetings. The Audit Committee held 4 meetings; the Compensation Committee held 1 meeting. No meetings were held by the Corporate Governance Committee as all matters of corporate governance were discussed either by the full Board of Directors or by the Independent Directors in executive sessions. No meetings of the Nominating Committee were held as all matters concerning the identification and evaluation of potential new Board members was discussed either by the full Board of Directors or by the Independent Directors in executive sessions. The Option Committee held no meeting as all necessary business of this Committee was conducted by written resolution. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board on which such director served during the fiscal year ended December 31, 2009. The Independent Directors are given the opportunity to hold executive sessions (where non-Independent Directors and members of management are not in attendance) at all regularly scheduled Board meetings. A total of 5 such executive sessions of the Board of Directors were held during 2009.
     The following directors attended the following number of board meetings during the fiscal year ended December 31, 2009:

Bradley J. Wechsler	8/8	Richard L. Gelfond	8/8	David W. Leebron	8/8
Neil S. Braun	8/8	Garth M. Girvan	8/8	Marc A. Utay	8/8
Kenneth G. Copland	8/8
     All of the members of the Audit Committee are Independent Directors and hold in camera sessions where non-Independent Directors and members of management are not in attendance at least once each fiscal quarter. A total of 4 such in camera sessions were held during 2009.
     While the Company encourages directors to attend its shareholders meetings, it has no formal policy concerning such attendance. Six of seven directors attended the 2010 annual meeting of shareholders.
Committees of the Board
     To assist it in discharging its duties effectively, the Board of Directors has delegated some of its duties to 5 specific committees of the Board: Audit Committee, Compensation Committee, Corporate Governance Committee, Nominating Committee and the Option Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written mandate which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors.
     Audit Committee
     The Audit Committee is currently composed of Messrs. Copland (Chairman), Braun and Leebron, all of whom are Independent Directors and who meet the independence and other requirements of the NASDAQ Marketplace Rules and Canadian National Instrument 52-110 standards applicable to Audit Committee members. The Board of Directors has established the Audit Committee for the purpose of overseeing the accounting and financial reporting processes of the Company and auditing of the financial statements of the Company. Each committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by the Company’s financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. The Board of Directors has determined that Mr. Copland qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Audit Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The information in the preceding two sentence shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee meets with the external auditors of the Company, both with and without management present, to review and discuss the Company’s accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for the Company.
     Compensation Committee
     The Compensation Committee is currently composed of Messrs. Girvan (Chairman), Braun, Copland, Leebron and Utay, who are all of whom are Independent Directors. The Compensation Committee is responsible for setting objectives for the CEO, assessing his performance on a periodic basis and recommending compensation arrangements to the Board of Directors. The Compensation Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Compensation Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Compensation Committee made recommendations to the Board of Directors with respect to the bonus paid to Mr. Gelfond in respect of 2009.
     Corporate Governance Committee
     The Corporate Governance Committee is currently composed of Messrs. Leebron (Chairman), Copland, Braun, Girvan and Utay, all of whom are Independent Directors, however during the fiscal year ended December 31, 2009, the duties of the Corporate Governance Committee were performed by the full Board of Directors. The Corporate Governance Committee is responsible for monitoring and evaluating the Company’s corporate governance practices, with particular attention to the Company’s disclosure and trading policies; Canadian federal and Ontario corporate law, the rules and listing standards of NASDAQ and the TSX, SEC, OSC and Internal Revenue Code regulations, as well as best practices suggested by recognized governance authorities and recommending modifications to the Company’s governance practices; monitoring and evaluating compliance with the Company’s articles, by-laws and governance agreements; and monitoring the effectiveness of the Board of Directors in the discharge of its general oversight responsibilities. The Corporate Governance Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Corporate Governance Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
     Nominating Committee
     The Nominating Committee is currently composed of Messrs. Leebron (Chairman), Braun and Copland, all of whom are Independent Directors. The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Nominating Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to effective governance of the Company. The Nominating Committee operates under a written mandate adopted by the Company’s Board of Directors. A current copy of the Nominating Committee Charter is available at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
     Option Committee
     The Option Committee is currently composed of Messrs. Utay (Chairman) and Girvan, both of whom are Independent Directors. The Option Committee is responsible for performing the functions required of it under the SOP, including the grant of options to Participants under the SOP from time to time, which grants are subject to guidelines determined by the Company’s human resources department and the Compensation Committee. The Option Committee enacts written resolutions from time to time authorizing the grant of options.
Orientation and Education
     The Company has developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to the Company’s business are provided to the Board of Directors on a periodic basis.
Board Self-Assessment
     Annually, each director and committee member completes a self-evaluation questionnaire. The input is summarized on a confidential basis and provided to the Chairman of the Board and Chairman of the Corporate Governance Committee. Any agreed upon improvements are implemented as applicable.
Written Position Descriptions
     The Board of Directors has not developed written position descriptions for the Chairman of the Board or of the Chairman of each Committee; however, the Board of Directors is responsible for the appointment of each Chairman of a Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chair of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.

     The Board of Directors has not developed written position descriptions for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters in which the CEO operates the business of the Company. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.
CODE OF ETHICS
     The Company has a Code of Ethics applicable to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller and all other persons performing similar functions, and all directors and consultants. A copy of the Code of Ethics is available, without charge, at www.IMAX.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.IMAX.com.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     No director or executive officer of the Company, or any security holder of record as of the date of this Circular who owned, of record or to the Company’s knowledge, more than 5% of the Company’s outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:
     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan, a director of the Company, is a senior partner, provided legal services to the Company on several matters in 2009 and is continuing to provide legal services in 2010. In 2009, the Company paid McCarthy Tétrault approximately $2.0 million in respect of legal services.
     Clarion Capital Partners, LLC (“Clarion”), of which Mr. Utay, a director of the Company, is the Managing Partner, has subleased office space from the Company since 2002. In 2009, Clarion paid the Company $186,179 in connection with rent. Such rental amount, when calculated on a per square foot basis, is equal to the rent payable by the Company for the space occupied by Clarion pursuant to the Company’s underlying lease. Clarion is invoiced on a monthly basis for office services. In 2009, Clarion paid the Company $88,441 in connection with the use of certain office services.
     Patricia Keighley is the spouse of David Keighley, who is an executive officer of the Company. Ms. Keighley has been employed as the Vice President and General Manager of David Keighley Productions 70MM Inc., a wholly-owned subsidiary of the Company, since February 1988. Ms. Keighley received compensation of approximately $159,794 in respect of 2009.
     On December 11, 2008, the Company entered into a services agreement with Mr. Wechsler, which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The services agreement further provides that: (i) Mr. Wechsler shall serve as Chairman of the Company’s Board of Directors effective April 1, 2009 through the termination of his services agreement; (ii) Mr. Wechsler shall receive a fee of $200,000 for each year served as Chairman subject to certain conditions; and (iii) certain other provisions of Mr. Wechsler’s employment agreement, including those relating to options and other equity awards, shall continue to survive the termination of such employment agreement. The services agreement will remain in effect through the earlier of (a) the date on which Mr. Wechsler is not re-elected to the Board of Directors, and (b) April 1, 2011. The aggregate amount of all periodic payments under this agreement will be $400,000, plus amounts for reasonable out-of-pocket expenses related to the Chairman’s travel and automobile expenses.
     On May 5, 2008, the Company entered into a Securities Purchase Agreement (the “Douglas Agreement”) with K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas III (collectively, the “Douglas Group”), pursuant to which the Company agreed to sell and the Douglas Group agreed to purchase 2,726,447 Common Shares (the “Douglas Shares”) for aggregate consideration of $18 million or approximately $6.60 per share (the equivalent of the average of the closing price of the Company’s Common Shares over the five trading days immediately preceding the date of the Douglas Agreement). The private placement closed on May 8, 2008. The Douglas Group, which currently owns 13.6% of the outstanding Common Shares, agreed to a five-year standstill with the Company whereby it will refrain from certain activities, including: (i) increasing its percentage ownership in the Company; (ii) seeking to influence the management of the Company or soliciting proxies; (iii) entering into fundamental or change-of-control transactions with respect to the Company; and (iv) selling or transferring any Common Shares to a person or group that would own 5% or more of the Common Shares following such sale or transfer. The Company has agreed to file a registration statement registering the resale of the Douglas Shares within 10 days of a written demand by the Douglas Group, to use commercially reasonable efforts to cause the registration statement to become effective within 90 days after filing and to maintain the effectiveness of the registration statement, subject to permitted suspensions, until the Douglas Group has sold, or may sell without restriction, the Douglas Shares.
     The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement. Though numerous provisions of the Registration Rights Agreement were terminated in 2002 when WP ceased to be a shareholder of the Company, each of Messrs. Gelfond and Wechsler retain the right to cause the Company to use its best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever the Company proposes to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing shareholders.
     Messrs. Gelfond and Wechsler and certain other shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
     On a regular basis, the Company requires that its directors, nominees for director and executive officers identify to the Board of Directors, transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer or other related person would have a material interest, such transaction is reviewed, in advance, by the Company’s General Counsel and Chief Compliance Officer to ensure compliance with the Company’s Code of Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K. In addition, in the event any transaction or agreement occurs in respect of which a director has a material interest, the director must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.
AVAILABLE INFORMATION
     The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after the such filing has been made with the SEC. Reports are available at www.IMAX.com or by calling investor relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.
APPROVAL BY BOARD OF DIRECTORS
     The contents and the sending of this Proxy Circular and Proxy Statement to each shareholder entitled to receive notice of the Special Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.
DATED at Mississauga, Ontario, Canada, August 25, 2010.

/s/ G. Mary Ruby
G. MARY RUBY
Executive Vice President, Corporate Services & Corporate Secretary

Security Class
Holder Account Number

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    Form of Proxy - Special Meeting of IMAX Corporation to be held on September 28, 2010

    This Form of Proxy is solicited by and on behalf of Management.
    Notes to proxy
1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted in favour or withheld from voting for each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.
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8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.
Proxies submitted must be received by 11:00 am, Eastern Time, on September 24, 2010.
     VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com	• You can enroll to receive future securityholder communications electronically by visiting www.computershare.com/eDelivery and clicking on “eDelivery Signup”.
     If you vote by telephone or the Internet, DO NOT mail back this proxy.
Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.
To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER
           00RARB

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Appointment of Proxyholder

The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Bradley J. Wechsler, failing whom, Robert D. Lister, failing whom, G. Mary Ruby	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.
as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of IMAX Corporation to be held at Cleary Gottlieb Steen & Hamilton LLP, 450 Park Ave., 28th Floor, Room 3, New York, New York, USA, 10022 on September 28, 2010 at 11:00 a.m. and at any adjournment thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors	For	Withhold		For	Withhold

01. Eric A. Demirian	☐	☐	02. I. Martin Pompadur	☐	☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting.		DD /MM /YY
If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

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